Exhibit 3.3

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

SLR HC BDC LLC

(A Delaware Limited Liability Company)

Dated as of December 4, 2020

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF SLR HC BDC LLC

i

FORM OF SCHEDULE A

SCHEDULE B (Directors and Committees of the Fund)

SCHEDULE C (Directors of the Fund)

EXHIBIT A (Form of Management Agreement)

EXHIBIT B (Form of Clawback Guaranty)

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF SLR HC BDC LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of SLR HC BDC LLC (the “Fund”), dated as of December 4, 2020, by and among those Persons who have entered into Subscription Agreements with the Fund for the purchase of common limited liability company units (the “Units”) of the Fund as members, or who are subsequently admitted to the Fund as members holding Units (collectively, the “Members”).

The managing members of the Fund (the “Managing Members”) have heretofore associated themselves and have formed a limited liability company under the Delaware Act (as hereinafter defined), effective on July 7, 2020, upon the filing for record of a certificate of limited liability company with respect thereto (the “Limited Liability Company Certificate”) in the Office of the Secretary of State of the State of Delaware;

In connection with the formation of the Fund, the Fund and the Managing Members entered into a limited liability company agreement, dated July 7, 2020 and amended on July 20, 2020, which the parties hereto wish to amend and restate in its entirety as set forth below; and

In furtherance of the foregoing, the parties hereto do hereby confirm further their agreement as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION

SECTION 1.1.    Definitions.

As used herein, the following terms shall have the following respective meanings:

AAA shall have the meaning set forth in Section 14.16(b).

Access Fund shall mean SLR Healthcare (BDC) Access LP.

Administration Expenses shall have the meaning set forth in Section 4.1(h)(i).

Administration Services shall have the meaning set forth in Section 8.2.

Administrative Coordinator shall mean Solar Capital Partners, LLC, a Delaware limited liability company, an Affiliate thereof or such other administrative coordinator or administrative coordinators as may be engaged by the Administrative Coordinator from time to time in the Administrative Coordinator’s sole discretion to provide the Fund with day-to-day administration services and any other services to be provided by the Administrative Coordinator hereunder prior to an Exchange Listing.

Administrator shall mean Ultimus Fund Solutions, LLC, an Affiliate thereof or such other administrator or administrators as may be engaged by the Administrative Coordinator from time to time in the Administrative Coordinator’s sole discretion to provide the Fund with day-to-day administration services and any other services to be provided by the Administrator hereunder prior to an Exchange Listing.

Advisers Act shall mean the Investment Advisers Act of 1940, as amended.

Affiliate of another Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such other Person; provided that none of the Investment Manager-Affiliated Members, or the Fund shall under any circumstances be deemed to be Affiliates of one another or of the Investment Manager.

Agreement shall mean this agreement.

Allocation Policy shall mean the policy developed and maintained by the Investment Manager in connection with allocating investment opportunities among the investment accounts that it manages, as the same may be amended from time to time in accordance with its terms.

Applicable Law shall mean any applicable law, regulation, ruling, order, guideline, guidance, decree or directive, or license, permit or other similar approval, of any Governmental Authority, now or hereafter in effect, including any state law that may become applicable upon effectuation of an Exchange Listing (and any transactions effectuated in connection therewith).

Applicable Law Amendment shall have the meaning set forth in Section 13.2.

Assignment shall have the meaning set forth in Section 10.2(b).

Assumed Income Tax Rate shall mean the highest effective marginal combined U.S. federal, state and local income tax rate (including for the avoidance of doubt, any taxes imposed under Section 1411 of the Code) for the fiscal year in question for each category of income prescribed for an individual or corporation resident in New York, New York (taking into account the character (e.g., long term or short term capital gain, ordinary or exempt) of the applicable income, the applicability of Section 1061 of the Code, and the deductibility of state and local income taxes for U.S. federal income tax purposes and any limitations thereon).

BDC shall have the meaning set forth in Section 2.6.

Board of Directors or Board shall mean the Fund’s board of directors which consists of the named directors on Schedule B. Each member of the Board is referred to as a Director.

Business Day shall mean any day on which both (a) the New York Stock Exchange is open and (b) the U.S. Federal Reserve Banks are open. The Investment Manager may designate additional Business Days in its sole discretion.

Capital Commitment shall mean, with respect to any Member at any time, the amount set forth opposite such Member’s name on the Schedule, as adjusted from time to time pursuant to this Agreement.

Capital Commitment Percentage shall mean, with respect to any Member at any time, the ratio of such Member’s Capital Commitment to the total Capital Commitments of all of the Members.

Capital Contribution shall mean, with respect to each Member, a contribution to the capital of the Fund made pursuant to Article V.

Capital Gains Fee shall have the meaning set forth in Section 6.2(c)(ii).

Cause shall mean either (i) a final judicial determination by a court of competent jurisdiction that a Director has committed any action relating to the performance of its or his duties under this Agreement that constitutes gross negligence, fraud or willful misconduct, or (ii) that a Director has been indicted or convicted in a court of competent jurisdiction of (A) a crime involving fraud or moral turpitude; (B) an intentional or material violation of applicable securities or regulatory laws; or (C) a felony relating to the performance of its or his duties under this Agreement.

Certificate of Limited Liability Company shall have the meaning set forth in the introduction to this Agreement.

Closing shall mean, with respect to any Member, acceptance by the Investment Manager of its subscription for Units, the Member’s agreement to be bound by the terms of this Agreement and its admission to the Fund as a Member pursuant to its Subscription Agreement.

Code shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.

Cost Basis shall mean, at any time, the aggregate accreted and amortized cost of all Portfolio Investments then held by the Fund (including (i) any amounts reinvested in Portfolio Investments and (ii) the portion, if any, of such cost that is directly attributable to any borrowing by the Fund or any of its SPVs), except (a) in the case of the first Business Day of the quarterly period in which the initial Drawdown occurs, in respect of which day Cost Basis shall be deemed to be the aggregate amount of such Drawdown and (b) in the case of the last Business Day of the quarterly period in which the final distribution is made to the Members, in respect of which day Cost Basis shall be deemed to be the aggregate amount of such final distribution.

Current Proceeds shall mean all proceeds from investments, including interest income, fee income, prepayment fees and exit fees, other than Disposition Proceeds, less Fund Expenses.

Custodian shall mean Citibank N.A., an Affiliate thereof or such other custodian or custodians as may be engaged by the Investment Manager from time to time upon approval of the Board of Directors to provide the Fund with day-to-day custodial services and any other services to be provided by the Custodian hereunder.

Damages shall have the meaning set forth in Section 10.5(a).

Default shall have the meaning set forth in Section 5.2(a).

Default Rate shall mean the lesser of (a) the Prime Rate plus 4% per annum and (b) the maximum annual interest rate permitted by law.

Defaulted Amount shall have the meaning set forth in Section 5.2(b).

Defaulting Member shall have the meaning set forth in Section 5.2(a).

Delaware Act shall mean the Delaware Limited Liability Company Act, as set forth in Title 6, Chapter 18 of the Delaware Code, as amended.

Disabling Conduct shall mean, with respect to any Indemnitee, fraud, willful misfeasance, bad faith, gross negligence or reckless disregard of duties of such Indemnitee in the conduct of such Indemnitee’s office.

Disabling Event shall have the meaning set forth in Section 12.2.

Disposition Proceeds shall mean all amounts received by the Fund upon the disposition of an investment, including full or partial repayment or amortization of principal, but excluding any Current Proceeds.

Dispute shall have the meaning set forth in Section 14.16(b).

Dispute Notice shall have the meaning set forth in Section 14.16(b).

Distributable Cash shall mean the excess of all cash received by the Fund (other than from Capital Contributions) over all disbursements (and reserves therefor) made by the Fund in respect of Pre-Exchange Listing Management Fees, Pre-Exchange Listing Administration Fees, Organizational Expenses and Fund Expenses.

DOL Regulations shall mean the regulations of the United States Department of Labor included within 29 C.F.R. Section 2510.3-101, as amended by Section 3(42) of ERISA.

Drawdown shall have the meaning set forth in Section 5.1(b)(i).

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Member shall mean any Member that is (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to the fiduciary responsibility provisions of Part 4 of Subtitle B of Title I of ERISA, (ii) a “plan” to which Section 4975 of the Code applies or (iii) an entity whose underlying assets are deemed to include ERISA “plan assets” subject to Section 406 of ERISA or Section 4975 of the Code by reason of a plan’s investment in such entity.

Event of Dissolution shall have the meaning set forth in Section 11.1.

Exchange Listing shall have the meaning set forth in Section 2.3.

Fair Value shall mean:

(a)    with respect to Securities (other than as referred to in clauses (b) and (c) below) for which market quotes are readily available, an amount based on the last reported sales prices, or if no sales prices are reported, based on quotes obtained from a quotation reporting system, established market-makers or pricing services;

(b)    with respect to exchange-traded options (excluding equity options), futures and options on futures, the settlement price of such exchange-traded options, futures and options on futures determined by the relevant exchange;

(c)    with respect to short-term investments with maturities of 60 days or less, in each case based on quotes obtained from pricing services; and

(d)    with respect to Securities for which market quotes are not readily available, the fair value of such Securities as determined in good faith by the Board;

provided, however, that such valuation principles may be modified from time to time, in whole or in part, as determined by the Investment Manager in its reasonable discretion and as approved by the Board.

FATCA shall mean (a) Sections 1471 through 1474 of the Code (or any amended or successor version) and any current or future regulations or official interpretations thereof; (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction with the purpose (in either case) of facilitating the implementation of (a) above; (c) any agreement pursuant to the implementation of paragraphs (a) or (b) above with the United States Internal Revenue Service, the United States government or any governmental or taxation authority in the United States; or (d) any similar laws, regulations, or other authorities implemented by any relevant jurisdiction with respect to the automatic exchange of information including, without limitation, the Common Reporting Standard developed by the Organisation for Economic Cooperation and Development.

Final Admission Date shall mean the date that is twelve (12) months after the date of the Fund’s final closing with the Access Fund, or which duration may be extended or amended by the Fund, in consultation with the placement agent, upon approval of the Independent Directors, notwithstanding anything in this Agreement (including Article XIII hereof) to the contrary.

Fund Expenses shall have the meaning set forth in Section 8.3.

Fund Expense Cap shall have the meaning set forth in Section 8.3.

Funding Notice shall have the meaning set forth in Section 5.1(b)(i).

Governmental Authority shall mean any nation or government, any state or other political subdivision thereof and any other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Incentive Fees shall have the meaning set forth in Section 6.2(c).

Indemnitee shall mean the Investment Manager and each other Related Person; each of the former, current and future shareholders, partners, members, other equity holders, officers, directors, employees, managers, trustees, agents and other representatives of the Investment Manager and each of the other Related Persons; any other Person designated by the Investment Manager as an Indemnitee who serves (or at any time has served) at the request of the Investment Manager on behalf of the Fund as an officer, director, partner, employee, manager, trustee, agent (including the Administrative Coordinator and any engaged consultants, special consultants or service providers of the Fund) or other representative of the Investment Manager or the Fund; and any Liquidation Representative. For the purposes hereof, “Indemnitee” shall not include any Investment Manager-Affiliated Member in its capacity as a Member.

Independent Directors shall mean Directors that are not “interested persons” of the Fund, as that term is defined in Section 2(a)(19) of the Investment Company Act.

Initial Closing shall mean the first Closing at which Members other than Investment Manager-Affiliated Members are admitted as Members.

Initial Members shall have the meaning set forth in Section 2.1.

Interim Clawback Obligation shall have the meaning set forth in Section 6.2(d).

Invested Capital shall mean the sum of (i) Capital Contributions (including Capital Contributions that Members are deemed under Section 5.1(c)(ii) to have made) used to make Portfolio Investments plus (ii) the total amount of credit drawn on subscription or similarly structured credit facilities.

Invested Capital Percentage shall mean, with respect to any Member at any time, the percentage that (i) the sum of (x) Capital Contributions that such Member has made (including Capital Contributions that such Member is deemed under Section 5.1(c)(ii) to have made) plus (y) such Member’s pro rata share of the total amount of credit drawn on subscription or similarly structured credit facilities represents of (ii) Invested Capital.

Investment Company Act shall mean the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

Investment Manager shall mean the Person identified as the Investment Manager in Section 4.1(e), and any other Person appointed in replacement of, instead of or in addition to such Person as investment manager in respect of the Fund as permitted by this Agreement.

Investment Manager-Affiliated Member shall mean such investors as may be designated as “Investment Manager-Affiliated Members,” including (a) one or more individuals who are current or former employees, partners or members of the Investment Manager or its Affiliates (each of whom will be a “qualified purchaser” and/or a “knowledgeable employee” within the meaning of the Investment Company Act) on the date that they are admitted as Members, either directly or indirectly as beneficial owners through any investment entity or special purpose vehicle(s) established by or for any such employee(s), including, with respect to each such person, his/her spouse, any ancestor or descendant, or any other relative (by blood, adoption or marriage) or any trust or estate planning vehicle set up for the benefit of such individuals and (b)

one or more SCP-sponsored or employee-sponsored foundations that are admitted as Members, either directly or indirectly as beneficial owners through any investment entity or special purpose vehicle(s) established by or for any such foundations(s). A Member that satisfies the description set forth in clause (a) or clause (b) of this definition shall be considered an “Investment Manager-Affiliated Member” for purposes of voting, regardless of whether it has been designated as such by the Investment Manager. This definition is used as a collective term in this Agreement, but shall be deemed to include a reference to each Person who is included within the term, each of whom may sometimes be referred to individually as an “Investment Manager-Affiliated Member.”

Investment Period shall mean the period beginning on the date after the later of (i) the Initial Closing and (ii) the date of the Fund’s election to be regulated as a BDC and terminating upon the earliest to occur of (i) the date that is four years after the Final Admission Date and (ii) the date on which an Event of Dissolution or Exchange Listing occurs.

Investment Proceeds shall have the meaning set forth in Section 6.2(b).

Liquidation Representative shall have the meaning set forth in Section 11.3.

Lock-Up Period shall have the meaning set forth in Section 10.2(c).

Losses shall have the meaning set forth in Section 10.5(a).

Majority of the Outstanding Units shall have the meaning set forth in Section 4.2(a).

Management Agreement shall have the meaning set forth in Section 4.1(e).

Management Fees shall have the meaning set forth in Section 4.1(f)(i).

Managing Members shall mean each of Michael Gross and Bruce Spohler.

Marks shall have the meaning set forth in Section 14.15.

Material Adverse Effect shall mean any condition howsoever occurring, including the enactment of, or a change in, any Applicable Law, or in the application or interpretation thereof, that has resulted or could reasonably be expected to result (in each case as determined by the Investment Manager in its sole discretion) in (a) the Fund being unable effectively to pursue its investment program or otherwise unable effectively to conduct its operations in the manner contemplated herein, (b) a material adverse effect on the net economic performance of the Portfolio Investments, taken as a whole, (c) a violation by the Fund or the Investment Manager of a statute, rule or regulation of any Governmental Authority, including any Applicable Law, that is reasonably likely to have a material adverse effect on the Fund or the Investment Manager, any Portfolio Investment or any Person in which the Fund has a direct or indirect interest, (d) any Person referred to in clause (c) of this definition becoming subject to any new or additional material regulatory requirement having the effect of limiting in any way its discretion in conducting its affairs, increasing its responsibilities or duties, subjecting it to additional taxation or in any other way impeding or burdening its operations, relative to Applicable Law as in effect on the date of this Agreement, or (e) any Securities or other assets belonging to the Fund being deemed to be “plan assets” under ERISA or the occurrence of a non-exempt prohibited transaction under ERISA or the Code that is reasonably likely to result in a material adverse effect on the Fund.

Members shall have the meaning set forth in the introduction to this Agreement.

Nationally Recognized Audit Firm shall have the meaning set forth in Section 9.2(b).

Offering Period shall have the meaning set forth in Section 5.3(a).

Operating Expense Cap shall have the meaning set forth in Section 8.1.

Organizational Expense Cap shall have the meaning set forth in Section 8.1.

Operational Expenses shall mean all fees, costs, expenses and liabilities, including legal expenses, of the Fund, relating to the operation of the Fund.

Organizational Expenses shall mean all fees, costs, expenses and liabilities, including legal expenses, of the Fund, relating to the organization of the Fund.

Other Party shall have the meaning set forth in Section 14.16(b).

Participating Member shall mean, with respect to any Portfolio Investment, any Member that has made a Capital Contribution, or is deemed to have made a Capital Contribution, in respect of such Portfolio Investment.

Person shall mean an individual, partnership, limited liability company, corporation, association, trust, unincorporated organization or association, a government or an agency or political subdivision thereof or any other entity whatsoever and any “person” as defined in Section 18-101(12) of the Delaware Act.

Portfolio Investment shall mean an investment directly or indirectly in senior secured loans and other debt instruments as described in the Private Placement Memorandum and related Securities incidental thereto or any other assets that have been acquired, directly or indirectly, by the Fund or are otherwise held, directly or indirectly, by the Fund (including Securities issued to the Fund as a dividend on, or in reclassification or exchange or conversion of, other Securities held by the Fund).

Pre-Exchange Listing Administration Fee shall have the meaning set forth in Section 4.1(g)(i).

Pre-Exchange Listing Administration Fee Calculation Date shall have the meaning set forth in Section 4.1(g)(i).

Post-Exchange Listing Incentive Fees shall have the meaning set forth in Section 6.1(a).

Pre-Exchange Listing Incentive Fees shall have the meaning set forth in Section 6.1(a).

Post-Exchange Listing Management Fees shall have the meaning set forth in Section 4.1(f).

Pre-Exchange Listing Management Fees shall have the meaning set forth in Section 4.1(f).

Pre-Incentive Fee Net Investment Income shall have the meaning set forth in Section 6.2(c)(i).

Preferred Return shall have the meaning set forth in Section 6.2(b)(i)(B).

Prime Rate shall mean Bloomberg’s Prime Rate, as reported on Bloomberg.

Principals shall have the meaning set forth in Section 12.1(a).

Private Placement Memorandum shall have the meaning set forth in Section 2.5.

Proceeding shall have the meaning set forth in Section 10.5(a).

Proscribed Investments shall have the meaning set forth in Section 14.13(a).

Recyclable Proceeds shall mean proceeds that constitute return of capital or gain on a Portfolio Investment, but not proceeds that constitute interest or fee income from such Portfolio Investment, as determined by the Investment Manager in its sole discretion.

Related Person shall mean SCP, any Investment Manager-Affiliated Member, the Investment Manager and each of their respective Affiliates.

Remaining Capital Commitment shall mean, as to any Member at any time, an amount equal to the excess, if any, of (a) such Member’s Capital Commitment over (b) the aggregate amount of all Capital Contributions made by such Member to the Fund as of such time, as may be adjusted pursuant to this Agreement.

Remaining Commitment Percentage shall mean, with respect to any Member at any time, the ratio of such Member’s Remaining Capital Commitment to the total Remaining Capital Commitments of all of the Members.

RIC shall have the meaning set forth in Section 2.6.

Rules shall have the meaning set forth in Section 14.23.

Schedule shall have the meaning set forth in Section 3.1, as the same may be amended from time to time as permitted hereby.

SCM shall have the meaning set forth in Section 4.1(h)(i).

SCP shall mean Solar Capital Partners, LLC, a Delaware limited liability company.

SCP Marks shall have the meaning set forth in Section 14.15.

SCP Persons shall have the meaning set forth in Section 10.5(a).

Securities shall mean: (a) all securities, rights, privileges and interests of the types referred to in the Private Placement Memorandum (including under the heading “Investment Considerations and Risk Factors”); (b) capital stock; (c) shares of beneficial interest; (d) partnership and limited liability company interests and similar financial instruments; (e) bonds, notes and debentures (whether subordinated, convertible or otherwise); (f) currencies; (g) interest rate, currency, commodity, equity and other derivatives products, including (i) futures contracts (and options thereon) relating to stock indices, currencies, U.S. government securities and securities of foreign governments, other financial instruments and all other commodities, (ii) swaps, exchange-traded equity options, warrants, caps, collars, floors and forward rate agreements, (iii) spot and forward currency transactions and (iv) agreements relating to or securing such transactions; (h) mortgage-backed and asset-backed obligations issued or collateralized by U.S. federal agencies or any other Person; (i) equipment lease certificates; (j) equipment trust certificates; (k) loans and loan participations, including loans and loan participations originated or serviced by the Fund, the Investment Manager, or any of their respective Affiliates; (l) leases and lease residuals; (m) insurance policies and other insurance related investments; (n) contract receivables; (o) royalties; (p) revenue interests; (q) trust certificates, as well as other financial instruments that provide for the contractual or conditional payment of an obligation or cash flow or any other type of debt or equity instrument and receivables; (r) accounts and notes receivable and payable held by trade or other creditors; (s) trade acceptances; (t) trade claims, contract and other claims; (u) executory contracts; (v) participations; (w) mutual funds; (x) money market funds and overnight and other similar short-term investments; (y) interests in private investment funds; (z) physical and/or intangible assets including real estate, equipment, fixtures, licenses and inventory; (aa) obligations of the United States or any state thereof (including Treasury bills, notes and bonds and securities issued or guaranteed as to principal or interest by the United States, its agencies or instrumentalities), foreign governments and instrumentalities of any of them; (bb) commercial paper; (cc) certificates of deposit; (dd) bankers’ acceptances; (ee) choses in action; (ff) trust receipts; (gg) crypto- or electronic currency; and (hh) any other obligations and instruments or evidences of indebtedness or equity of whatever kind or nature; in each case, of any Person whatsoever, whether or not publicly traded or readily marketable; it being understood and agreed that “Securities,” as used in this Agreement, shall be given its broadest possible meaning.

Securities Act shall mean the Securities Act of 1933, as amended.

Securities Exchange Act shall mean the Securities Exchange Act of 1934, as amended.

Service Providers shall mean Persons (which may include the Investment Manager or Persons owned by or otherwise related to the Fund, another SCP client, their respective Affiliates and/or their respective personnel) that the Fund engages or otherwise transacts with, or that its SPVs and the other vehicles in which it invests engage or otherwise transact with, in connection with the Fund’s investment process, including consultants (including in connection with the acquisition, management and disposition of Portfolio Investments), advisors, transaction finders or sourcers, operating partners, loan and other servicers and agents, loan and other originators, property and other asset managers, investment bankers, valuation agents, pricing service providers, legal counsel, appraisers, industry or sector experts, joint venture partners and development partners, contract employees, outside legal counsel and/or temporary employees (as well as secondees of any of the foregoing), whether working onsite or offsite.

SHCB Marks shall have the meaning set forth in Section 14.15.

SPV shall mean each special-purpose vehicle wholly owned and established by the Fund in order to conduct certain activities or hold certain investments.

Subscription Agreement shall mean, as to any Member, the subscription agreement between such Member and the Fund, for itself and on behalf of the Fund, in connection with such Member’s subscription for Units.

Subsequent Closing shall mean any Closing which occurs subsequent to the Initial Closing and on or prior to the Final Admission Date.

Subsequent Closing Member shall have the meaning set forth in Section 5.3(a).

Substitute Member shall mean a Member which is admitted to the Fund as a member in accordance with the provisions of Section 10.2.

Term shall have the meaning set forth in Section 2.2.

Transaction Fees shall mean the Fund’s portion (as determined by the Fund in its reasonable discretion) of any directors’, transaction, break-up, consulting, financial and advisory or other fees paid to the Investment Manager or any of its subsidiaries by any third party in connection with any proposed or existing Portfolio Investment, provided that in each case, Transaction Fees will not include (i) any amounts paid as reimbursement for out-of-pocket expenses incurred in connection with providing services in respect of which such Transaction Fees were paid, (ii) any amounts paid to Service Providers in connection with any Fund investment or (iii) any amounts paid by any investor or investment vehicle making a co-investment with the Fund or investing alongside the Fund. For the avoidance of doubt, Transaction Fees shall not include amounts distributed to such parties pursuant to this Agreement (other than pursuant to Section 6.2(e)). This definition, as well as any provisions of this Agreement related to the reduction of Management Fees by Transaction Fees, may be amended or waived by the Investment Manager with the approval of the Board or a majority of Members, notwithstanding anything in this Agreement (including Article XV hereof) to the contrary. In determining the Fund’s portion of any Transaction Fees, the Managing Member may take into account the Fund’s proportionate ownership of a Portfolio Investment’s entire capital structure (including both debt and equity). For the avoidance of doubt, any fees and expenses paid to Gemino Healthcare Finance LLC, or any existing or future entity which has been acquired by the Investment Manager or any Affiliate of the Investment Manager, in each case on an arms-length basis in connection with services provided in relation to any Portfolio Investments, are not Transaction Fees.

Treasury Regulations shall mean the income tax regulations promulgated under the Code.

SECTION 1.2.    Headings and Interpretation.

The titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement. References to an “Exhibit” or “Schedule” are, unless otherwise specified, to an Exhibit or Schedule attached to this Agreement, and the words “Article”, “Section,” “subsection,” “clause” and “paragraph” are references to an article, section, subsection, clause or a paragraph of this Agreement unless otherwise specified. As used herein, the words “hereof,” “herein,” “herewith,” “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement and the words “include,” “includes” or “including” and words of similar import shall, unless otherwise stated, be deemed to be followed by the words “without limitation.” As used herein, (i) “fees” and words of similar import should be understood to include all forms of compensation and (ii) “SCP clients” should be understood to include funds and accounts advised by SCP, including Solar Capital Ltd., Solar Senior Capital Ltd. and SCP Private Credit Income BDC LLC, and any other funds managed by SCP. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural, and pronouns stated in the masculine, the feminine or the neuter gender shall in each case include the masculine, the feminine and the neuter. Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, restated, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. References to a person or entity are also to its successors and permitted assigns. None of the parties hereto shall be considered to be the drafter of this Agreement or any of its provisions for the purpose of any statute, case law or rule of interpretation or construction that would or might cause any provision to be construed against the drafter of this Agreement.

ARTICLE II

ORGANIZATION

SECTION 2.1.    Contribution of the Initial Member

In connection with the Fund’s formation, the Fund will issue and sell 40 Units to the Investment Manager (the “Initial Member”) for an aggregate purchase price of $1,000. These Units will be issued and sold in reliance upon the available exemptions from the registration requirements of Section 4(a)(2) of the Securities Act. The Fund expects to cancel the Initial Member’s Units prior to the first date on which investors other than the Initial Member make their initial Capital Contributions to purchase Units.

SECTION 2.2.    Term.

The term (the “Term”) of the Fund commenced on the date the Limited Liability Company Certificate was filed in the office of the Secretary of State of Delaware and will continue until the seventh anniversary of the Final Admission Date, the first four years of which is the Investment Period, unless extended as provided herein, the Fund is sooner dissolved pursuant to Section 12.1 or the Fund effectuates an Exchange Listing pursuant to Section 2.3. The Term may be extended beyond such seventh anniversary for up to two additional consecutive one-year periods upon approval of the Independent Directors and the approval of Members, which approval will be obtained through a Non-Investment Company Act Vote pursuant to Section 3.2. The Fund may be dissolved and its affairs wound up prior to the end of the Term under the circumstances set forth in this Agreement. Members will not be permitted to voluntarily withdraw or redeem their Units prior to the termination of the Fund.

SECTION 2.3.    Exchange Listing.

(a)    At any time prior to the end of the Term, subject to any requirements of the Investment Company Act and Applicable Law, the Board may, without the approval of Members, cause the Fund’s Units (or securities into which the Units are converted or exchanged) to be listed for trading on a national securities exchange (an “Exchange Listing”).

(b)    In connection with, any such Exchange Listing, subject to any requirements of the Investment Company Act and Applicable Law, the Board may, without the approval of Members, cause the Fund to complete:

(i)    an initial public offering;

(ii)    a merger with another entity, including an affiliated company, subject to any limitations under the Investment Company Act;

(iii)    the sale, exchange or disposition of all or a portion of the assets of the Fund; or

(iv)    a conversion of the Fund into a corporation incorporated in a state determined by the Board, either through a conversion in accordance with Applicable Law, a merger with or into an existing corporation, or otherwise, in which all Units will be converted into or exchanged for shares of common stock of the resulting corporation.

(c)    If the Fund is unable to effectuate an Exchange Listing prior to the end of the Term, the Fund shall use commercially reasonable efforts to wind down or liquidate pursuant to the procedures set forth in Section 11 herein.

SECTION 2.4.    Name.

The name of the Fund is “SLR HC BDC LLC”, or such other name or names as may be selected by the Investment Manager and approved by the Board of Directors. The Investment Manager shall promptly notify each Member of any change of the Fund’s name. The right, title and interest in, and the use of, the name “SLR HC BDC LLC”, and any name to which the name of the Fund may be changed, shall be as provided in, and subject to, Section 14.16.

SECTION 2.5.    Purposes.

The purposes of the Fund are (a) to realize the investment objectives of the Fund as described in the private placement memorandum of the Fund (as amended, restated, supplemented or otherwise modified from time to time, the “Private Placement Memorandum”) by engaging in activities and transactions that are contemplated by, or consistent with, the investment objective and strategy described in the Private Placement Memorandum, (b) to engage in activities and transactions as are expressly permitted by this Agreement and (c) to engage in such other activities permitted under the Delaware Act and other Applicable Law as the Investment Manager deems necessary, advisable or incidental to the foregoing.

SECTION 2.6.    Structure

The Fund is a newly formed, externally managed, non-diversified closed-end management investment company that intends to elect to be regulated as a business development company (“BDC”) under the Investment Company Act. The Fund will qualify and maintain its qualification as a regulated investment company (a “RIC”) under Subchapter M of the Code for each full fiscal year during which it is a BDC.

The Fund is organized primarily for investors who may invest through the Access Fund, and certain other investors who may invest directly in the Fund. For those investors who invest through the Access Fund, the Access Fund will issue a pro rata interest to each investor in the Access Fund (the “Access Fund LPs”) that, with respect to each Access Fund LP’s investment in the Access Fund, corresponds to the pro rata share of the Units issued by the Fund to the Access Fund. To purchase Units, investors must be “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act and (ii) “qualified purchasers” for purposes of Section 3(c)(7) of the Investment Company Act, or “knowledgeable employees” or companies owned exclusively by “knowledgeable employees” for purposes of the rules promulgated under the Investment Company Act. Any sale of Units outside the United States will be conducted in accordance with Regulation S under the Securities Act. Upon a sale of Units to the Access Fund, the Access Fund will pass its voting rights in the Fund through to the Access Fund LPs pursuant to Section 3.2 of this Agreement.

SECTION 2.7.    Place of Business.

The Fund shall have its principal place of business in New York, New York or at such other place or places as the Investment Manager may, from time to time, select. The Fund may have such other place or places of business in such other jurisdictions as the Investment Manager may, from time to time, deem advisable. The Investment Manager shall give the Members notice of any change in the Fund’s principal place of business.

SECTION 2.8.    Registered Office and Agent.

The address of the Fund’s registered office in the State of Delaware is located at Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, and the registered agent for service of process on the Fund at the address of the Fund’s registered office is the Corporation Service Company. The Investment Manager may change such registered office or registered agent from time to time with advance prior notice to the Members.

SECTION 2.9.    Fiscal Year.

The fiscal year of the Fund shall end on the 31st day of December in each year, subject to change by the Board of Directors, as it deems necessary or appropriate, to any other date required or allowed under the Code. The Investment Manager shall promptly give notice of any such change to the Members.

SECTION 2.10.    General Powers.

Subject to all of the provisions of this Agreement, and in furtherance of the purposes of the Fund set forth in Section 2.5, the Fund may engage in any lawful activity for which limited liability companies may be organized under the Delaware Act, and shall have all the powers available to it as a limited liability company organized under the Delaware Act, and subject to the requirements of the Investment Company Act, the Fund and the Investment Manager, acting on behalf of the Fund, are hereby authorized and empowered to do or cause to be done, without the vote, approval or further act of any Person, including any Member, any and all acts and things deemed by the Board of Directors to be necessary, appropriate or advisable in furtherance of the purposes of the Fund. For the avoidance of doubt, the powers described in this Section 2.10 include the establishment, in the Board of Directors’ sole discretion, of one or more SPVs.

ARTICLE III

MEMBERS, VOTING, AND CONSENTS

SECTION 3.1.    Managing Members and Members.

The Fund shall consist of the Managing Members and the Members listed from time to time in a Schedule, the form of which is attached to this Agreement (the “Schedule”), which shall include Members admitted at the Initial Closing and such additional and substitute Members as may be admitted to the Fund pursuant to Articles V, XI or XIV. Notwithstanding any other provision set forth herein, the Members shall constitute a single class or group of Members for purposes of this Agreement, Section 18-302 of the Delaware Act and any other provision of the Delaware Act that requires or permits class or group voting. The Managing Members shall cause the Schedule to be amended from time to time to reflect the admission of any Member to the Fund, the removal or withdrawal of any Member for any reason or the receipt by the Fund of notice of any change of name of a Member. The Schedule shall be filed with the records of the Fund.

SECTION 3.2.    Process for Required Approvals

Prior to an Exchange Listing, any Member approval that is regulated or required by the Investment Company Act will be required to be approved in accordance with the requirements of the Investment Company Act. The Secretary of the Fund shall call a special meeting of Members with respect to any matter that is or would be the subject of a Member vote upon receipt of a written request for such a meeting submitted on behalf of owners of at least 25% of the Units of the Fund. For such approvals, the Access Fund will be permitted to vote its Units in proportion to the voting instructions received from Access Fund LPs. Each Access Fund LP has the right to vote an amount equal to the number of Units to which its interest in the Access Fund corresponds. To the extent the Access Fund does not receive specific voting instructions from any Access Fund LP on the vote in question, then the Access Fund will vote the corresponding pro rata share of Units of those Access Fund LPs in the same manner and proportion as the Units of those Access Fund LPs for which it has received specific instructions for the vote in question.

Prior to an Exchange Listing, any Member vote that is not required by the Investment Company Act (a “Non-Investment Company Act Vote”), including as specifically set forth in or as provided for in this Agreement, will require the approval of the Independent Directors and will be deemed approved by the Members unless a majority of the Members affirmatively vote to reject the item, with Access Fund LPs voting on a pass-through basis as described above.

SECTION 3.3.    Liability of the Members.

(a)    Managing Members. The Managing Members shall not have personal liability for the repayment of any amounts owed to a Member. The Managing Members shall be liable only for the repayment and discharge of the debts and obligations of the Fund to the extent provided by the Delaware Act to Persons other than the Fund and other Members. The Managing Members may, in their sole discretion, but shall not be required to, make a Capital Commitment.

(b)    Members. A Member, in its capacity as such, shall not be obligated to make any contribution to the Fund, or have any liability for the repayment and discharge of the debts and obligations of the Fund, in excess of such Member’s Remaining Capital Commitment, subject to its liability pursuant to the Delaware Act for the return of any sums or amounts wrongfully distributed to it; provided that, for the avoidance of doubt, such limitations will not apply to a Member’s obligation to indemnify and hold harmless the Fund pursuant to Sections 4.5 and 6.5. No Member (or former Member) shall have any liability for the debts or obligations of the Fund except as expressly provided in the Delaware Act.

SECTION 3.4.    Most Favored Nation.

Prior to an Exchange Listing, so long as the Access Fund is a Member, the Fund and the Investment Manager shall furnish to the Access Fund as soon as practicable a copy of all other agreements between the Investment Manager or the Fund and any other Member (or any affiliate or associate thereof), amending, interpreting, supplementing, or otherwise modifying this Agreement. Further, the Access Fund shall be entitled to receive substantially the same benefits and rights granted with respect to the Fund to any other Member or (or any affiliate or associate thereof) in any such other agreement other than any affiliates, officers, partners or employees of the Investment Manager. The term “agreement” shall be deemed to include any Subscription Agreement that differs from the Subscription Agreement entered into between the Access Fund and the Fund.

SECTION 3.5.    No Priority.

No Member shall have priority over any other Member as to the return of the amount of its Capital Contributions to the Fund or as to any distributions by the Fund.

SECTION 3.6.    Fund Property.

No property of the Fund shall be deemed to be owned by any Member individually but shall be owned by, and title shall be vested solely in, the Fund. The Units of the Members shall constitute personal property.

ARTICLE IV

MANAGEMENT

SECTION 4.1.    Board of Directors; Management by Investment Manager; Management Agreement.

(a)    Board of Directors.

(i)    Initially, the Fund’s Board of Directors will be composed of five directors (each, a “Director”). A majority of the Directors may at any time increase or decrease the number of Directors; provided that the number of Directors may never be less than one or more than 12 unless this Agreement is amended, in which case the Fund may have more than 12 Directors but never less than one.

(ii)    A quorum of the Board shall consist of a majority of the exact number of directors fixed from time to time in accordance with 4.1(a)(i). At each meeting of the Board at which a quorum is present, all questions and business shall be determined by a vote of a majority of the directors present, unless a different vote is required by law or by this Agreement. Directors may participate in a meeting by means of conference telephone or other communication equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting, unless as required otherwise by the Investment Company Act.

(iii)    Prior to an Exchange Listing, each Director will hold office until his or her successor is duly elected and qualified. The names of each Director shall be listed on Schedule B, which shall be updated as necessary.

(iv)    The majority of the Directors will at all times consist of the Independent Directors.

(v)    A Director may resign from the Board at any time. If a Director is determined to have committed an act that constitutes Cause, such Director may be removed from his position by a vote of the Members who hold a Majority of the Outstanding Units. In addition, any Director may be removed from his position by a vote at a duly called meeting of the Board of at least 80% of the Directors then seated.

(vi)    Any and all vacancies on the Board as a result of resignation or removal may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy will serve until a successor is duly elected and qualifies, subject to any applicable requirements of the Investment Company Act.

(vii)    A majority of the Directors have the authority to form committees of the Board from time to time to the extent that it determines that it is appropriate to do so. The Board shall have an audit committee, which will be responsible for selecting, engaging and discharging the Fund’s independent accountants, reviewing the plans, scope and results of the audit engagement with the Fund’s independent accountants, approving professional services provided by the Fund’s independent accountants (including compensation therefor), reviewing the independence of the Fund’s independent accountants, reviewing the adequacy of the Fund’s internal control over financial reporting, establishing guidelines and making recommendations to the Board regarding the valuation of the Fund’s loans and investments, and taking any other actions consistent with the audit committee charter or as may be authorized by the Board. The chairman of the audit committee has been designated by the Board as an “audit committee financial expert” under the rules of the U.S. Securities and Exchange Commission (the “SEC”). The names of each of the members of the audit committee and the member who serves as chairman of the audit committee shall be listed on Schedule B, which shall be updated as necessary.

(b)    Management by the Board of Directors.

(i)    The management, policies and control of the Fund shall be vested exclusively in the Board; provided, however, that the Board may delegate its rights and powers to third parties, including the Managing Members, as it may determine.

(ii)    The Board may appoint and elect (as well as remove or replace with or without cause), as it deems necessary, a President, Vice Presidents, a Treasurer, a Chief Executive Officer, a Chief Financial Officer, a Chief Operating Officer, a Secretary, a Chief Compliance Officer and any other officer of the Fund (collectively, the “Officers”). Pursuant to the Investment Company Act, the Board shall consider and determine whether the compensation of the Chief Compliance Officer is fair and reasonable. The names of each Officer and such Officer’s position shall be listed on Schedule B, which shall be updated as necessary.

(iii)    The Officers shall perform such duties and may exercise such powers as may be assigned to them by the Board.

(iv)    Unless the Board decides otherwise, if the title of any person authorized to act on behalf of the Fund under this 4.1(b) is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authority and duties that are normally associated with that office, subject to any specific delegation of, or restriction on, authority and duties made pursuant to this 4.1(b). Any number of titles may be held by the same person. Any delegation pursuant to this 4.1(b) may be revoked at any time by the Board.

(v)    The Board may authorize any Person, including any Officer, to sign on behalf of the Fund. Unless authorized to do so by the Board, no Officer shall have any power or authority to bind the Fund in any way, to pledge its credit, or to render it liable for any purpose.

(c)    Powers of Board. Except as otherwise explicitly provided herein, the Board shall have the power on behalf and in the name of the Fund to implement the objectives of the Fund and to exercise any rights and powers the Fund may possess, including, without limitation, the power to cause the Fund to (a) make any elections available to the Fund under applicable tax or other laws, (b) make any investments permitted under this Agreement, (c) satisfy any Fund obligations (such as payment of the Management Fees, Incentive Fees, and Fund Expenses), or (d) make any disposition of Fund assets. Notwithstanding any other provision of this Agreement, without the consent of any Member or other Person being required, the Fund is hereby authorized to execute, deliver and perform, and the Board on behalf of the Fund is hereby empowered to authorize an Officer of the Fund or other representative to execute and deliver, (s) a Subscription Agreement with each Member, (t) the Management Agreement, (u) a licensing agreement with the Investment Manager or an affiliate of the Investment Manager, (v) a custody agreement with a third-party custodian, (w) an administration agreement with a third-party administrator, (x) a transfer agent servicing agreement, (y) a services agreement with a third-party servicer and (z) any amendment of any such document (to the extent such amendment is approved in accordance with the terms of the relevant agreement and is consistent with the terms of this Agreement) and any other agreement, document or other instrument contemplated thereby or related thereto (to the extent that such other agreement, document or other instrument is consistent with the terms of the relevant agreement or this Agreement). Such authorization shall not be deemed a restriction on the power of the Board to cause the Fund to enter into other documents.

(d)    Management by the Managing Members. Prior to an Exchange Listing, the Fund shall be managed by the Managing Members. No other Member shall participate, or have the right or power to participate, in the control of the business of the Fund, nor shall any other Member have any right or authority to act for or bind the Fund.

(e)    Management Agreement. The Fund will enter into a management agreement with Solar Capital Partners, LLC, a Delaware limited liability company (the “Investment Manager” or “SCP”), in the form of Exhibit A (the “Management Agreement”), pursuant to which, among other things, the Fund has delegated or will delegate to the Investment Manager full and exclusive discretion to invest, reinvest and dispose of the Fund’s assets, and (together with the Administrative Coordinator) to manage the day-to-day operations of the Fund and the Investment Manager has agreed or will agree to provide the Fund with certain investment advisory and related services. Other actions contemplated herein on the part of the Managing Members may also be taken by the Investment Manager to the extent of its delegated authority and duties set forth in the Management Agreement. By execution of this Agreement, each Member ratifies, approves and consents to the terms and provisions of the Management Agreement as in effect on the date of this Agreement. Any material amendment, supplement or other modification of the Management Agreement may be made by the Investment Manager with the approval of the Board and a Majority of the Outstanding Units. The Investment Manager is authorized to delegate all, or any such part as it deems appropriate, of its discretionary management and investment advisory authority and responsibility to any Affiliates of the Investment Manager, subject to applicable law. The Investment Manager may take any and all actions that in its sole discretion are necessary or incidental to any such delegation and/or assignment as determined by the Investment Manager in its sole discretion (as applicable), subject to applicable law, including (w) the assignment of the Management Agreement to any such investment adviser, (x) causing the Fund to enter into a new investment management agreement with any such investment adviser that is substantially similar to the Management Agreement in all material respects (provided that any material amendment, supplement or other modification of any such investment management agreement shall be made by the Investment Manager with the approval of the Independent Directors and a Majority of the Outstanding Units), (y) delegating all or part of the Investment Manager’s duties under the Management Agreement to any such investment adviser and/or (z) causing such replacement investment adviser or an Affiliate thereof to execute and deliver to the Fund a guaranty of the obligations of the Investment Manager as contemplated by Section 6.2(c). The Investment Manager is a registered investment adviser pursuant to the Advisers Act and intends to maintain that status.

(f)    Management Fees.

(i)    Solely in consideration of the agreements of the Investment Manager set out in the Management Agreement, the Fund shall pay to the Investment Manager management fees prior to an Exchange Listing (collectively, and as the same may be adjusted pursuant to this Agreement and the Management Agreement, “Pre-Exchange Listing Management Fees”) and management fees following an Exchange Listing (collectively, and as the same may be adjusted pursuant to this Agreement and the Management Agreement, “Post-Exchange Listing Management Fees,” and, together with the Pre-Exchange Listing Management Fees, the “Management Fees”). The Management Fees shall be payable quarterly in arrears, as follows:

(A)    Pre-Exchange Listing. Prior to an Exchange Listing, the Pre-Exchange Listing Management Fees shall be calculated as of the close of business on the last day of each calendar quarter in an amount equal to 1.50% per annum of Invested Capital.

(B)    Post-Exchange Listing. Following an Exchange Listing, the Post-Exchange Listing Management Fees shall be an amount equal to 1.50% per annum of the average value of the Fund’s total assets at the end of the two most recently completed calendar quarters; provided, however, the Post-Exchange Listing Management Fees shall be calculated at an annual rate of 1.00% of the average value of the Fund’s total assets at the end of the two most recently completed calendar quarters that exceeds the product of (i) 200% and (ii) the value of the Fund’s total net assets at the end of the immediately preceding calendar quarter.

(ii)    Notwithstanding the foregoing, with regard to the first and last calendar quarterly periods of the Fund, the Management Fees shall be pro-rated as to the percentage of such period that the Fund operates. For such purposes, the Fund shall be deemed to commence operations upon the initial Drawdown and cease operations upon the final liquidating distribution by the Fund pursuant to Section 11.3, unless the Fund effectuates an Exchange Listing pursuant to Section 2.3.

(iii)    Notwithstanding anything to the contrary contained in this Agreement, the Investment Manager shall have the right with respect to all Members to waive, as well as recoup in a subsequent period, the Management Fees to which it is entitled in respect of all Members’ Units in any particular calendar quarter. Any such Management Fees may be recouped by the Investment Manager in a future calendar quarter within three years of the date of the applicable waiver of the Management Fee.

(iv)    The Investment Manager or Managing Members may arrange for the Fund to direct to a placement agent any portion of the Management Fee which the Investment Manager is owed for purposes of paying any placement fee that the Investment Manager owes to such placement agent.

(v)    In the event that aggregate offsets of the Management Fee pursuant to Section 4.1(f)(iv) and Section 6.2(e) exceed the Management Fee payable in a fiscal year, the excess management fee offset amount may be carried forward and therefore reduce the Management Fee payable in a subsequent fiscal year by an amount equal to 100% of such excess management fee offset amount. Any outstanding excess management fee offset amount will be paid to the Fund by the Investment Manager in advance of any Exchange Listing or final liquidating distribution to Members.

(g)    Pre-Exchange Listing Administration.

(i)    SCP, in its capacity as the Administrative Coordinator, shall be a party to the Management Agreement, pursuant to which the Administrative Coordinator shall coordinate arrangements for the provision of Administration Services by the Administrative Coordinator, Administrator, Custodian, auditors and other third parties that will provide services to the Fund, for which the Fund shall pay a fee to the Administrative Coordinator (the “Pre-Exchange Listing Administration Fee”), calculated as of the close of business in New York, New York on the last day of each calendar quarter (each such date, a “Pre-Exchange Listing Administration Fee Calculation Date”) in an amount equal to 0.08% per annum of the average Cost Basis, as measured on the last day of the preceding quarter and the last day of the current quarter for the period ended, and payable quarterly in arrears after such Pre-Exchange Listing Administration Fee Calculation Date.

(ii)    Notwithstanding the foregoing, with regard to the first and last quarterly period of the Fund, the Pre-Exchange Listing Administration Fee shall be pro-rated as to the percentage of such period that the Fund operates, determined on the basis referred to in Section 4.1(f)(ii).

(iii)    Notwithstanding anything to the contrary contained in this Agreement, SCP, in its capacity as Administrative Coordinator, shall have the right with respect to all Members to waive, as well as recoup in a subsequent period, the Pre-Exchange Listing Administration Fees to which it is entitled in respect of all Members’ Units in any particular calendar quarter. Any such Pre-Exchange Listing Administration Fee may be recouped by the Administrative Coordinator in a future calendar quarter within three years of the date of the applicable waiver of the Pre-Exchange Listing Administration Fee. The Administrative Coordinator may, in its sole discretion, take such actions as it believes necessary or appropriate to implement the intent of this paragraph.

(h)    Post-Exchange Listing Administration Expenses.

(i)    In connection with an Exchange Listing, and subject to Board approval, the Fund intends to enter into an Administration Agreement with Solar Capital Management, LLC (“SCM”) pursuant to which SCM will provide administrative services to the Fund. For providing these services, facilities and personnel, the Fund will reimburse SCM for the Fund’s allocable portion of overhead and other expenses incurred by SCM in performing its obligations under the Administration Agreement (the “Post-Exchange Listing Administration Expenses” and, together with Pre-Exchange Listing Administration Fees, “Administration Expenses”).

(i)    Change in Control. A change in the actual control of the Investment Manager (including by way of a transfer of economic interests in such entity) is not permitted without the consent of a Majority of the Outstanding Units.

SECTION 4.2.    Removal of the Investment Manager.

(a)    Pursuant to the Investment Company Act, the Management Agreement may be terminated by the Board of Directors or by the affirmative vote of a Majority of the Outstanding Units upon 60 days’ written notice. “Majority of the Outstanding Units” means the lesser of (1) 67% or more of the outstanding Units present, if the holders of more than 50% of the outstanding Units are present or represented by proxy or (2) a majority of outstanding Units.

(b)     Upon the removal of the Investment Manager pursuant to Section 4.2(a): the Management Agreement (and all other contracts for the provision of services to the Fund by the Investment Manager, the Administrative Coordinator or by any of their respective Affiliates) will automatically terminate, without penalty and the Investment Manager shall have no further obligation or liability as an investment manager to the Fund pursuant to the Management Agreement in connection with any obligations or liabilities arising from and after such removal, and all such future obligations and liabilities shall automatically cease and terminate and be of no further force or effect. Notwithstanding the termination or expiration of this Agreement, the Investment Manager shall be entitled to any accrued but unpaid amounts owed under the Management Agreement through the date of termination or expiration, regardless of the reason for termination.

SECTION 4.3.    Investments.

(a)    Investment Strategy. The Fund shall make, hold and dispose of such Portfolio Investments as the Investment Manager, pursuant to the Management Agreement, determines to be suitable for the Fund and that are consistent with the purpose of the Fund and the investment strategy, objective, and any guidelines described in the Private Placement Memorandum and the Allocation Policy.

(b)    ERISA Matters. The Investment Manager shall use its commercially reasonable efforts to restrict admission of Members and transfer of the Units so that ERISA Members will beneficially hold less than 25% of the total value of each class of equity units of the Fund, determined in accordance with ERISA and the DOL Regulations (the “25% Test”).

(c)    [Reserved.]

(d)    Competition Matters. Prior to an Exchange Listing, if the Access Fund, or any alternative investment vehicle established by the placement agent or an affiliate of the Access Fund (“Access Alternative Vehicle”), individually or collectively, based on the ownership of the Access Fund and any Access Alternative Vehicles of equity interests in the Fund or any alternative investment vehicle, constitutes or could reasonably be expected to constitute the ultimate parent entity (the “Ultimate Parent Entity”) for purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the regulations promulgated thereunder, “HSR”), or the party otherwise obligated or required to submit a filing (including any Ultimate Parent Entity, a “Filing Party”) under any other antitrust or competition law outside the United States (“Foreign Competition Laws” and, collectively with the HSR or other antitrust or competition laws, “Competition Laws”), with respect to any proposed investment of the Fund or any alternative investment vehicle, then the Investment Manager:

(i)    will provide to (or cause to be provided to) the Access Fund prompt written notice of the determination by the Fund, any alternative investment vehicle or any direct or indirect subsidiary of the Fund or any alternative investment vehicle to pursue a transaction that could reasonably be expected to give rise to any filing obligation on the part of the Fund or Access Alternative Vehicle pursuant to any Competition Law (an “Access Investment”), together with the basis for the Investment Manager’s or Fund’s determination that the Access Fund or Access Alternative Vehicle may constitute the Filing Party under any Competition Law with respect to the proposed transaction;

(ii)    will prepare and provide (or cause to be prepared and provided) to the Access Fund a draft of any such required filing containing all information required to be included in such filing that is within the knowledge of any of the Investment Manager or any alternative investment vehicle; and

(iii)    for any proposed investment requiring a pre-merger notification under HSR or any other prior notice or approval under any other applicable Competition Law, will not consummate any such proposed investment until the applicable waiting periods have expired or been terminated or approvals have been obtained unless (A) so doing would not have any adverse effect on any of the Competition Indemnified Parties (as defined below), the Fund, any alternative investment vehicle or any direct or indirect subsidiary of the Fund or any alternative investment vehicle and (B) the Investment Manager and the Fund promptly notify the Competition Indemnified Parties that the proposed investment will be consummated prior to the expiration of the applicable waiting periods or the obtainment of the necessary approvals.

(iv)    Following receipt by the Access Fund of the notice described in Section 4.3(d)(i) above, the Competition Indemnified Parties will reasonably cooperate with the Investment Manager to cause the applicable HSR filing and any other filing under any other Competition Law to be made; provided, however, that the Investment Manager acknowledges and agrees that, in consideration of the foregoing cooperation and filing, the Investment Manager and/or an alternative investment vehicle shall advance to the Access Fund and/or the Filing Party any and all HSR and other applicable filing fees for which the Access Fund or the Filing Party is responsible with respect to the proposed Access Investment (or pay any such filing fees directly to the applicable governing body on behalf of the Filing Party) and shall promptly, and in any event within fifteen (15) days of receipt of a written request accompanied by invoices or other supporting documentation, reimburse the Access Fund and the Filing Party for all other out of pocket fees, legal and other expenses, and any other costs reasonably incurred by the Access Fund or the Filing Party in connection with completing and making any HSR or other Competition Law filing or otherwise complying with any Competition Law with respect to any proposed Access Investment (an “Access Competition Obligation”). Without limiting the foregoing, the Investment Manager acknowledges and agrees that the Access Fund and the Filing Party jointly will be permitted to retain and consult with their own legal counsel in order to assist them with Access Competition Obligations and Competition Law-related matters relating to an Access Investment and the reasonable fees and expenses of that legal counsel will constitute reimbursable costs of the Access Fund and the Filing Party.

(v)    The Investment Manager, jointly and severally, will indemnify and hold harmless, and will cause any applicable alternative investment vehicle to similarly indemnify and hold harmless, the Access Fund, the Filing Party and their respective Affiliates (each, a “Competition Indemnified Party”) against any and all losses, claims, damages or liabilities whatsoever arising out of or based upon any:

(A)    inaccurate or omitted information regarding the Access Investment or any of the Investment Manager or their Affiliates included in (or omitted from) any filings made by, or any information provided to government or regulatory authorities or representatives pursuant to any Competition Law on behalf of, any Competition Indemnified Party in respect of the Access Investment to the extent that the inclusion or omission of such information is based upon or in conformity with the draft filing, or other information provided by the Investment Manager or any an alternative investment vehicle in connection with such filing;

(B)    failure on the part of the Investment Manager to provide the Access Fund with the prior notice and cooperation described above, including but not limited to preparing and providing the Access Fund a draft of any required filing, in connection with any investment made by the Fund or an alternative investment vehicle that gives rise to any Competition Law filing obligations on the part of the Access Fund or any Access Alternative Vehicle; or

(C)    consummation of any transaction prior to the expiration or termination of any applicable waiting period or the receipt of any applicable approvals under any Competition Law if so doing results in a fine, penalty or any other liability, obligation or requirement imposed on any Competition Indemnified Party.

SECTION 4.4.    Certain Tax Matters.

(a)    The Fund intends to make an election to cause it to be classified as an association that is taxable as a corporation. The Fund will make an election effective no later than the date of the Initial Closing to be treated as a RIC for U.S. federal income tax purposes. The Fund intends to operate in a manner so that it satisfies the requirements of Section 851 and Section 852(a) of the Code for each taxable year beginning with the first taxable year for which it makes an election to be treated as a RIC in accordance with the preceding sentence. The Fund will direct the investment of the Capital Contributions and otherwise operate in a manner that complies with the requirements for qualification and taxation as a RIC for U.S. federal income tax purposes.

(b)    Notwithstanding anything in this Agreement to the contrary, the Investment Manager may take such actions as it determines necessary or appropriate to comply with FATCA. In furtherance of the foregoing, each Member agrees to provide promptly any information, waivers, documentation and certifications (including information about such Member’s direct and indirect owners) that may be requested by the Fund or the Investment Manager in order for the Fund or any investment vehicle through which the Fund invests (and any member of any “expanded affiliated group” (as defined in Section 1471(e)(2) of the Code) of which such entities are members and any “related entity” pursuant to any intergovernmental agreement) to comply with FATCA. To the maximum extent permitted by Applicable Law, each Member shall indemnify the Fund for any taxes and expenses arising pursuant to FATCA as a result of the failure of such Member to provide sufficient information, documentation and representations to establish that the Member is exempt from FATCA and related taxes and that distributions from the Fund are not subject to FATCA-related taxes.

SECTION 4.5.    Borrowings.

The Fund shall be permitted to borrow money, including through the use of a credit facility, and to issue guarantees in connection with Portfolio Investments and the other activities of the Fund to guarantee or otherwise become liable with respect to obligations of the Fund, any SPV or any Portfolio Investment, to secure any such borrowing or guarantee by a pledge of the assets of the Fund or the rights of the Fund or the Managing Members contained herein (including the Fund’s right, title and interest in the Remaining Capital Commitments and the obligation of the Members to make Capital Contributions, the right to issue a Funding Notice, the Fund’s account into which the payment by Members of their Capital Contributions are to be made and the right to exercise the remedies set forth in this Agreement or in law or equity upon a default by any Member in the payment of its Capital Contribution) and to enter into any instrument or arrangements in connection therewith, in each case as the Investment Manager determines to be desirable, taking into account the investment strategy, objective and any guidelines described in the Private Placement Memorandum. In connection with any such credit facility, each Member understands, acknowledges and agrees that the Members shall be absolutely and unconditionally obligated to fund Capital Contributions called, subject to the terms of this Agreement, by the Investment Manager or the applicable lender to repay such indebtedness without setoff, counterclaim or defense, including any defense of fraud or mistake or any defense under any bankruptcy or insolvency law, including Section 365 of the U.S. Bankruptcy Code; provided, that no ERISA Member will be required to fund a Capital Contribution called by a lender if the payment of such Capital Contribution would cause the 25% Test to be violated or constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

The Fund confirms that, in connection with any borrowings incurred by or lines of credit entered into by the Fund, the Access Fund will not be required to provide any non-publicly available information (including financial information about the Access Fund and information about any of the Access Fund’s beneficial owners), any letter of credit (or similar document), or any legal opinion.

Notwithstanding anything to the contrary in this Agreement, for so long as the Fund operates as a BDC, the Fund will comply with the requirements of Section 18(a) (as modified by Section 61(a)) of the Investment Company Act or any successor provisions.

SECTION 4.6.    Third Party Reliance.

Third parties dealing with the Fund are entitled to rely conclusively upon the authority of the Managing Members and the Investment Manager as set forth in this Agreement.

ARTICLE V

CAPITAL CONTRIBUTIONS; CAPITAL COMMITMENTS

SECTION 5.1.    Pre-Exchange Listing Capital Contributions.

(a)    Members’ Contributions. Prior to an Exchange Listing, and except as otherwise set forth herein, each Member agrees to make Capital Contributions to the Fund up to but not exceeding the amount of its Remaining Capital Commitment, in any amount on an as-needed basis, as determined by the Investment Manager, as follows:

(i)    during the Investment Period, for the purpose of making Portfolio Investments;

(ii)    after the Investment Period, for the purpose of (x) completing Portfolio Investments in process (e.g., investments for which the Fund has submitted a binding or non-binding bid or indication of interest) as of the end of the Investment Period (the Board having been notified of such Portfolio Investments), (y) making follow-on investments as may be advisable in the sole discretion of the Investment Manager in order to enhance, preserve or protect one or more existing Portfolio Investments (subject to a maximum amount of 20% of aggregate Capital Commitments), and (z) adjusting any hedging positions as the Investment Manager may deem advisable; and

(iii)     at any time, for the purpose of satisfying accrued and/or anticipated Organizational Expenses, Fund Expenses, Pre-Exchange Listing Management Fees, Pre-Exchange Listing Administration Fees and other liabilities and obligations of the Fund, including amounts owing or which may become due under any borrowings by, or other extensions of credit to, the Fund and the SPVs, to the extent not satisfied from assets of the Fund (regardless of whether such borrowings were incurred prior to or after the Investment Period).

Any of the limitations set forth in this Section 5.1(a) may be amended or waived by the Investment Manager upon approval of the Independent Directors and the approval of Members, which approval will be obtained through a Non-Investment Company Act Vote pursuant to Section 3.2, notwithstanding anything in this Agreement (including Article XIII hereof) to the contrary.

(b)    Funding Notices; Method of Payment; Issuance of Units.

(i)    Prior to an Exchange Listing, and following the initial Drawdown with respect to any Member (both of its initial Capital Commitment and of any aggregate increased Capital Commitment following a Subsequent Closing), the Investment Manager shall deliver to such Member a notice (a “Funding Notice”) requiring Capital Contributions to be made to the Fund (a “Drawdown”) no later than ten (10) Business Days prior to the date of such Drawdown (the “Drawdown Due Date”). The Funding Notice for the initial Drawdown with respect to any Member (both of its initial Capital Commitment and of any aggregate increased Capital Commitment following a Subsequent Closing) shall be provided by the Investment Manager to such Member at least five (5) Business Days prior to the date of such initial Drawdown.

(ii)    Each Funding Notice shall specify:

(A)    the date of the Drawdown;

(B)    the bank account of the Fund to which Capital Contributions are to be paid;

(C)    in general terms, the purpose of such Drawdown (e.g., to fund Pre-Exchange Listing Management Fees, Pre-Exchange Listing Administration Fees, Fund Expenses, Organizational Expenses, Portfolio Investments or a combination thereof); and

(D)    the U.S. dollar amount of such Member’s proportionate share of such Drawdown determined as set forth in paragraph (d) below.

(iii)    Each Member shall contribute to the Fund by wire transfer of immediately available funds, in U.S. dollars, to the bank account of the Fund designated in the Funding Notice for such Drawdown, on or prior to the date of the Drawdown as specified in such Funding Notice.

(iv)    Following the Capital Contribution by a Member in respect of a Drawdown, on the Drawdown Due Date, Units will be issued to the Member. For the avoidance of doubt, the issuance of Units will not occur earlier than the Drawdown Due Date, notwithstanding that a Member contributed amounts prior to the Drawdown Due Date. Units will be issued at a per-Unit price equal to the net asset value (“NAV”) per Unit as of the close of the last quarter preceding the funding date, subject to any adjustments. Any adjustments would take into account a determination of changes to NAV within 48 hours of the sale to assure compliance with Section 23(b) of the Investment Company Act.

(v)    At any time between the delivery of a Funding Notice and the Drawdown Due Date, the Investment Manager or the Fund may cancel the Funding Notice and related Drawdown. In such event, (i) no Units will be issued to any Member in respect of such Funding Notice and (ii) any amounts contributed by a Member in respect of such Funding Notice will be returned to the Member.

(c)    Amount of Capital Contributions. The amount of each Member’s Capital Contribution shall be determined as follows:

(i)    in respect of any Portfolio Investment, such Capital Contribution shall be equal to such Member’s Remaining Commitment Percentage of the aggregate amount required for the Fund to make such Portfolio Investment;

(ii)    in respect of Pre-Exchange Listing Management Fees (subject to Section 4.1(f)(iii)), such Capital Contribution shall be equal to such Member’s Invested Capital Percentage of the aggregate amount required by the Fund to pay such Pre-Exchange Listing Management Fees;

(iii)    in respect of Pre-Exchange Listing Administration Fees (subject to Section 4.1(g)(iii)), such Capital Contribution shall be equal to such Member’s Invested Capital Percentage of the aggregate amount required by the Fund to pay such Pre-Exchange Listing Administration Fees;

(iv)    in respect of Fund Expenses that are attributable to a particular Portfolio Investment, such Capital Contribution shall be made by the Participating Members pro rata in accordance with the respective Capital Contributions that the Participating Members will make or have made (or will be, or are, deemed under Section 10.2(g) to have made) in respect of such Portfolio Investment; and

(v)    in respect of Fund Expenses that are not attributable to a particular Portfolio Investment and in respect of Organizational Expenses, such Capital Contribution shall be equal to such Member’s Capital Commitment Percentage of the aggregate amount required by the Fund to pay such Fund Expenses or Organizational Expenses.

Capital Contributions shall be deemed to be made in respect of clause (i), (ii), (iii), (iv), or (v) above solely to the extent so specified in the Funding Notice.

(d)    Cancellation of Funding Notices. Prior to an Exchange Listing, if the Investment Manager, in its sole discretion, deems it advisable, it may proportionately reduce the amount of, or cancel, the amount of Capital Contributions required to be made to the Fund in any Funding Notice by giving notice to each Member, and any amount not so contributed shall not be deducted from the Members’ Remaining Capital Commitments.

(e)    Expiration of Investment Period. Subject to Section 3.2(b), at the end of the Investment Period, each Member will be released from any further obligation to make Capital Contributions other than as contemplated by Section 5.1(a).

SECTION 5.2.    Pre-Exchange Listing Defaulting Member.

(a)    General. Prior to an Exchange Listing, if any Member fails to contribute, when due, all or any portion of any Capital Contribution or any other amount required to be funded by such Member hereunder, and such failure continues for ten Business Days after receipt of written notice thereof from the Managing Members (a “Default”), then such Member may be designated by the Managing Members as in default under this Agreement (a “Defaulting Member”) and shall thereafter be subject, without further consent of such Member, to the provisions of this Section 5.2. The Managing Members may choose not to designate any Member as a Defaulting Member and may agree to waive or permit the cure of any Default by a Member, subject to such conditions as the Managing Members and such Member may agree upon; provided that the Managing Members shall not be entitled to waive any Default committed by any Related Person in such Related Person’s capacity as a Member without the approval of the Independent Directors and consent of the Members.

(b)    Funding of Defaulted Amount. Prior to an Exchange Listing, upon the occurrence of a Default and as promptly as practicable thereafter, the Investment Manager may deliver an amended Funding Notice (which shall include notice of such Default) to the non-Defaulting Members subject to the original Funding Notice increasing, subject to Section 3.2(b) and in the applicable proportion set forth in Section 5.1(c), depending upon the purpose for which the Capital Contribution or other amount was to be used, the Capital Contributions to be made by the non-Defaulting Members by up to an aggregate amount equal to the Capital Contribution or other amounts which the Defaulting Member failed to make (the “Defaulted Amount”). Payment of such additional Capital Contributions shall be made within five Business Days after such amended Funding Notice has been given. For the avoidance of doubt, nothing in this Section 5.2(b) shall require a Member to contribute any amount in excess of its Remaining Capital Commitment.

(c)    Defaulted Capital Commitment. Prior to an Exchange Listing, with respect to the Remaining Capital Commitment of any Defaulting Member, the Investment Manager may (i) admit to the Fund, including in connection with the sale of a Defaulting Member’s Units in accordance with Section 5.2(d), a Substitute Member to assume all or any portion of such Remaining Capital Commitment on the terms and conditions (to the extent applicable) set forth in Section 10.2 without the consent of any other Member, or (ii) offer to the non-Defaulting Members, subject to such timing and other conditions as the Investment Manager may impose, the opportunity to increase their respective Remaining Capital Commitments in proportion to their relative Capital Commitment Percentages (with a similar proportionate right to further increase their respective Remaining Capital Commitments in the event that one or more non-Defaulting Members declines such offer), up to an aggregate amount equal to such Defaulting Member’s Remaining Capital Commitment. The Investment Manager shall revise the Schedule to reflect the admission of any Substitute Member or change in Capital Commitments contemplated by this Section 5.2(c).

(d)    Sale of Units. Prior to an Exchange Listing, and subject to Applicable Law and Section 10.2 of this Agreement, the Managing Members may sell all or any portion of the Defaulting Member’s Units to any one or more of (i) the Fund (which Units may or may not be cancelled by the Investment Manager in its sole discretion), (ii) the other Members (other than any Defaulting Members), such offer to be shared among such Members to the extent that they wish to participate in such purchase in proportion to their respective Capital Commitment Percentages, (iii) the Managing Members or (iv) a third party or parties designated by the Managing Members (which third party or parties may be Affiliates of the Managing Members or any Member), in each case, at a purchase price equal to such price as the Managing Members determine, in their sole discretion, is fair and reasonable under the circumstances; provided that any such sale shall not be for a purchase price less than current NAV and provided further that prior to any sale to the Managing Members or any such third party pursuant to this Section 5.2(d), all non-Defaulting Members shall have first been offered an opportunity in writing to purchase the Defaulting Member’s Units as aforesaid, and such sale to the Managing Members or such third party shall only be made to the extent of the portion of the Defaulting Member’s Units that such Members have not purchased or as to which they have not indicated their acceptance of such offer to the Managing Members, in either case, within ten Business Days after receipt of such offer and the terms (including price) of such sale to the Managing Members or such third party shall not be materially more favorable to the Managing Members or such third party than the terms of such sale offered to any non-Defaulting Member under this Section 5.2(d). In addition, the Managing Member shall promptly notify all Members in writing in the event of any such sale to the Investment Manager or its Affiliates. Any purchase price to be paid to the Defaulting Member for its Units under this Section 5.2(d) may be offset by the aggregate amount of all costs and expenses for which such Member may be liable pursuant to Section 5.2(g) and interest pursuant to Section 5.2(e)(ii) and such amounts shall be retained by the Fund.

(e)    Interest Charge; Offset. In addition to the foregoing, prior to an Exchange Listing, the Managing Members may take one or any combination of the following actions with respect to a Defaulting Member:

(i)    apply amounts otherwise distributable to such Defaulting Member in satisfaction of all amounts payable by such Defaulting Member; and/or

(ii)    charge such Defaulting Member interest on the Defaulted Amount and any other amounts not timely paid at the Default Rate from the date such amounts were due and payable through the date that full payment of such amounts is actually made or, if such amounts are not paid, through the end of the Term, and to the extent not paid, such interest charge may be deducted from amounts otherwise distributable to such Defaulting Member.

In addition, as may be determined by the Managing Members in any case, such Defaulting Member shall have no further right to make Capital Contributions to the Fund to participate in any Portfolio Investment and such Defaulting Member shall, to that extent, be treated for purposes of Section 5.1 as no longer a Member. Amounts forfeited and not otherwise applied to the payment of expenses specified in Section 5.3(g), plus any interest thereon, shall be distributed to the non-Defaulting Members (x) if such distribution is attributable to a Portfolio Investment, in proportion to their respective Capital Contributions to fund the Cost Basis of such Portfolio Investment, (y) if such distribution is not attributable to a Portfolio Investment, in proportion to their respective Units or that gave rise to such forfeited amount, as reasonably determined by the Managing Members, or (z) if such distribution is to be made upon liquidation, in proportion to their respective shares of liquidating distributions pursuant to Section 11.3. The Managing Member shall cause the Fund to make such distributions as it determines to be appropriate to give effect to the provisions of Section 5.3.

(f)    Contribution of Capital Commitment. Prior to an Exchange Listing, following a Default, the Managing Members may require a Defaulting Member to contribute the entirety of its Remaining Capital Commitment to the Fund or to an account for the benefit of, and under the control of, the Fund.

(g)    Other Remedies; Payment of Expenses. Prior to an Exchange Listing, the Managing Members shall have the right to pursue all remedies at law or in equity available to it with respect to the Default of a Defaulting Member, who shall be liable for and pay on demand (to the extent not satisfied pursuant to Section 5.2(d)) all fees, costs, expenses and liabilities (including attorneys’ fees) incurred by or on behalf of the Fund in connection with the enforcement against it of this Agreement sustained as a result of a Default by such Member, which payment shall not constitute a Capital Contribution to the Fund. No right, power or remedy conferred upon the Managing Members in this Section 5.2 shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Section 5.2 or now or hereafter available at law or in equity or by statute or otherwise with respect to the Default of a Defaulting Member. No course of dealing between the Managing Members and any Defaulting Member and no delay in exercising any right, power or remedy conferred in this Section 5.2 or now or hereafter existing at law or in equity or by statute or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy.

(h)    Obligations of Defaulting Member Not Extinguished. Prior to an Exchange Listing, and other than as provided in this Section 5.2, the obligations of any Defaulting Member to the Fund hereunder shall not be extinguished as a result of the existence of the rights, or the occurrence of one or more of the transactions, contemplated by this Section 5.2.

(i)    Interest Payable. Prior to an Exchange Listing, if a Member fails to make, when due, all or any portion of any Capital Contribution or any other payment required to be made hereunder by such Member and either the Managing Members does not designate such Member a Defaulting Member or such Member fully pays the unpaid balance of such Capital Contribution or other payment within ten Business Days of receipt of notice from the Managing Members as set forth in Section 5.2(b)(i), the Managing Members may, in its sole discretion, charge such Member interest on the unpaid balance of any such Capital Contribution or other payment at the Default Rate from the date such balance was due and payable through the date full payment for such balance is actually made, and failure of such Member to pay such interest amount will subject such Member to all the provisions of this Section 5.2, including all remedies available to the Fund pursuant to Section 5.2(g).

(j)    Pre-Estimate of Loss. Without prejudice to the foregoing, it is agreed that the provisions of this Section 5.2 in relation to the Units of any Defaulting Member (including any abrogation of rights in respect of allocations, distributions or withdrawals, and any right of sale or forfeiture in respect of a Defaulting Member’s Units) constitutes a good faith pre-estimate of the loss likely to be suffered by the Fund as a result of the Defaulting Member’s default.

(k)    Several Unit Treatment. Prior to an Exchange Listing, if an Access Fund LP does not satisfy its obligations under a capital call by the Access Fund, giving rise to a portion of a capital call made by the Fund upon the Access Fund being under-funded, then, if the Fund determines to enforce any default remedies against the Access Fund, the Fund agrees that it shall enforce such remedies only on a proportionate and several basis (i.e., the Access Fund’s Units shall be treated as if they were held by more than one member of the Fund and remedies shall be applied solely with respect to a portion of the Access Fund’s Units that corresponds to the amount of the capital contribution shortfall that corresponds to the interest of the particular defaulting Access Fund LP). For illustrative purposes only, if the Access Fund contributes only 95% of a required Capital Contribution to the Fund due to the default of an Access Fund LP holding a 5% interest in the Access Fund, then only 5% of the Access Fund’s Units shall be subject to the Fund’s available default remedies and 95% of the Access Fund’s Units shall be treated as separate Units that shall maintain their full rights and entitlements under this Agreement. With respect to each capital call made by the Fund for which there is a shortfall in the Capital Contribution of the Access Fund due to a Access Fund LP not satisfying in full its obligations under a capital call by the Access Fund, a portion of the Access Fund’s Units corresponding to the interests in the Access Fund of Access Fund LPs defaulting on their capital contribution to the Access Fund shall be moved to a separate account for each defaulting Access Fund LP and the sole remedy of the Fund against the Access Fund with respect to the shortfall attributable to a defaulting Access Fund LP shall be with regard to such newly created accounts.

SECTION 5.3.    Subsequent Closings.

(a)    Offering Period. In addition to the admission of Members at the Initial Closing, the Investment Manager may, without the consent of any of the Members, schedule one or more Subsequent Closings for any Person seeking admission to the Fund as an additional Member or a Member wishing to increase the amount of its Capital Commitment (each, a “Subsequent Closing Member”). The Fund may hold Subsequent Closings for a period of twelve months after the Fund’s final closing with the Access Fund (the “Offering Period”). The Offering Period may be extended or amended by the Fund, in consultation with the placement agent, upon approval of the Independent Directors, notwithstanding anything in this Agreement (including Article XIII hereof) to the contrary.

(b)    Certain Conditions to Admission. The Investment Manager may admit such Subsequent Closing Member to the Fund as a member or increase such Member’s Capital Commitment, subject, in the case of each such admission or increase, to satisfaction of the following conditions:

(i)    The Subsequent Closing Member shall have executed and delivered such instruments and shall have taken such actions as the Investment Manager shall deem necessary or desirable to effect such admission or increase, including the execution of a Subscription Agreement pursuant to which the Subsequent Closing Member agrees to adhere to and be bound by the terms of this Agreement.

(ii)    Such admission or increase shall not be reasonably likely to result in a violation of any Applicable Law, including the United States federal securities laws, or any term or condition of this Agreement.

(c)    Payments to the Fund by Subsequent Closing Members. Members admitted to the Fund after the initial closing will participate in all Portfolio Investments, including those held by the Fund prior to the time of their admission, and will bear a pro rata share of the Organizational Expenses and other Fund Expenses incurred prior to their admission. Such Members will be required to pay to the Fund in connection with such closing an amount equal to their proportionate share of all funded Commitments made prior to their admission (including amounts called to fund Portfolio Investments, Organizational Expenses, Pre-Exchange Listing Management Fees, Pre-Exchange Listing Administration Fees and other Fund Expenses). For the avoidance of doubt, prior to an Exchange Listing, Units will be issued to each Subsequent Closing Member at a per-Unit price which is not below the NAV per Unit as of the close of the last quarter preceding the funding date, subject to any adjustments, which adjustments would take into account a determination of changes to NAV within 48 hours of the sale to assure compliance with Section 23(b) of the Investment Company Act.

(d)    Admission as Member. A Subsequent Closing Member shall be deemed admitted to the Fund as a Member upon acceptance by the Managing Members of such Subsequent Closing Member’s Capital Commitment (or increase in such Subsequent Closing Member’s Capital Commitment) and its agreement to be bound by the terms of this Agreement. The Managing Members shall revise the Schedule to reflect the admission of each Subsequent Closing Member (or any increase in a Subsequent Closing Member’s Capital Commitment).

ARTICLE VI

DISTRIBUTIONS

SECTION 6.1.    No Right to Withdraw Capital or Other Funds.

No Member shall have the right to withdraw capital or demand or receive distributions or other returns of any amount of its Capital Commitment, except as expressly provided in this Article VI and Sections 10.4, 10.5 and 11.3.

SECTION 6.2.    Distributions and Incentive Fees.

(a)    Timing. Prior to an Exchange Listing, and subject to availability and Section 6.4, the Fund shall cause Distributable Cash to be distributed to the Members as provided hereunder and to be paid to the Investment Manager as an incentive fee (the “Pre-Exchange Listing Incentive Fee”) and at such times as the Board of Directors determines in its sole discretion by designating amounts of Distributable Cash as available for distribution. Subject to the last sentence of this Section 6.2(a), and subject to the Investment Manager’s ability to recall any Distributable Cash to satisfy the Fund’s liabilities, it is expected that any such Distributable Cash shall be distributed within 15 Business Days after such designation. The Fund shall make distributions to the Members in accordance with the requirements of Section 852(a) of the Code and in a manner that seeks to eliminate or minimize, when appropriate, the imposition of U.S. federal income tax under Section 852(b) of the Code and/or U.S. federal excise tax under Section 4982 of the Code. Following an Exchange Listing, the Fund shall pay an incentive fee as provided in Section 6.2(c) herein (the “Post-Exchange Listing Incentive Fee”).

(b)    Pre-Exchange Listing Distributions of Distributable Cash and Payments of Pre-Exchange Listing Incentive Fee. Subject to the requirements of Section 852(a) of the Code, the Fund will make distributions of Distributable Cash and payments of the Pre-Exchange Listing Incentive Fee out of two categories: Current Proceeds and Disposition Proceeds (collectively referred to as “Investment Proceeds”). The Fund shall apportion each Member’s share of Investment Proceeds between Current Proceeds and Disposition Proceeds. Subject to Section 6.4, immediately prior to any distribution of Investment Proceeds attributable to all or any part of any Portfolio Investment(s), such amount shall initially be apportioned among the Members pro rata in accordance with their respective Capital Contributions in respect of such Portfolio Investment. Amounts apportioned to the Investment Manager shall be distributed to the Investment Manager. Investment Proceeds shall be divided between and distributed to all Members, on the one hand, and paid to the Investment Manager as a Pre-Exchange Listing Incentive Fee, on the other hand, in the following amounts and order of priority:

(i)    Disposition Proceeds apportioned to Members shall be divided between and distributed to Members, on the one hand, and paid to the Investment Manager as a Pre-Exchange Listing Incentive Fee, on the other hand, in the following amounts and order of priority:

(A)    Return of Capital Contributions. First, 100% to such Member until such Member has received cumulative distributions of Investment Proceeds pursuant to this clause (i)(A) equal to such Member’s total Capital Contributions to the Fund (including amounts contributed to pay Pre-Exchange Listing Management Fees, Pre-Exchange Listing Administration Fees, Organizational Expenses and other Fund Expenses);

(B)    Member Preferred Return. Second, 100% of all remaining Disposition Proceeds to Members until they have each received cumulative distributions of Investment Proceeds, without duplication, pursuant to this clause (B) and clause (D) below and pursuant to Section 6.2(b)(ii)(A) and Section 6.2(b)(ii)(C) below equal to 6% per annum, compounded annually, on Member’s Capital Contributions to the Fund (including amounts contributed to pay Pre-Exchange Listing Management Fees, Pre-Exchange Listing Administration Fees, Organizational Expenses and other Fund Expenses), determined on the basis of all Capital Contributions made by such Member and considering all distributions (including the subject distribution) under Section 6.2(b) made to such Member (computed from the dates that such Capital Contributions were due (or, if actually made later, the date on which such Capital Contributions were actually made) until the date that the Fund, in its sole discretion, designates Distributable Cash as available for distribution or, if no such designation is made, the occurrence of an Event of Dissolution) (the “Preferred Return”);

(C)    Investment Manager Catch Up to 10%. Third, 100% of all remaining Disposition Proceeds to the Investment Manager as a Pre-Exchange Listing Incentive Fee until the Investment Manager has received payments of Investment Proceeds with respect to Members pursuant to this clause (C) and Section 6.2(b)(ii)(B) equal to 10% of the total amounts due to Members and earned by the Investment Manager pursuant to clause (B) above and this clause (C) and pursuant to Section 6.2(b)(ii)(A) and Section 6.2(b)(ii)(B); and

(D)    90%/10%. Thereafter, 90% of all remaining Disposition Proceeds to Members and 10% of all remaining Disposition Proceeds to the Investment Manager as a Pre-Exchange Listing Incentive Fee.

In no event will the Investment Manager receive amounts of Pre-Exchange Listing Incentive Fees under clause (i)(C) and (i)(D) above in excess of the percentage of the Disposition Proceeds actually distributed to Members pursuant to clause (i)(B), (i)(C) and (i)(D) above.

In no event will the Investment Manager receive amounts attributable to Disposition Proceeds that, as of any distribution or payment date, exceeds 20% of cumulative realized capital gains net of all cumulative realized capital losses and unrealized capital depreciation.

(ii)    Current Proceeds apportioned to Members shall be divided between and distributed to Members, on the one hand, and paid to the Investment Manager as a Pre-Exchange Listing Incentive Fee, on the other hand, in the following amounts and order of priority:

(A)    Member Preferred Return. First, 100% of all Current Proceeds to Members until Members have received cumulative distributions of Investment Proceeds, without duplication, pursuant to this clause (A) and clause (C) below and pursuant to Section 6.2(b)(i)(B) and Section 6.2(b)(i)(D) equal to the Preferred Return;

(B)    Investment Manager Catch Up to 10%. Second, 100% of all remaining Current Proceeds to the Investment Manager as a Pre-Exchange

Listing Incentive Fee until the Investment Manager has received payments of Investment Proceeds with respect to Members pursuant to this clause (B) and Section 6.2(b)(i)(C) equal to 10% of the total amounts due to Members and earned by the Investment Manager pursuant to clause (A) above and this clause (B) and pursuant to Section 6.2(b)(i)(B) and Section 6.2(b)(i)(C); and

(C)    90%/10%. Thereafter, 90% of all remaining Current Proceeds to Members and 10% of all remaining Current Proceeds to the Investment Manager as a Pre-Exchange Listing Incentive Fee.

In no event will the Investment Manager receive amounts of Pre-Exchange Listing Incentive Fees under clause (ii)(B) and (ii)(C) above in excess of the percentage of the Current Proceeds actually distributed to Members pursuant to clause (ii)(A), (ii)(B) and (ii)(C) above.

(c)    Post-Exchange Listing. Following an Exchange Listing, the Post-Exchange Listing Incentive Fee shall consist of two parts.

(i)    Pre-Incentive Fee Net Investment Income. One part will be calculated and payable quarterly in arrears based on the net investment income for the immediately preceding calendar quarter.

(A)    For this purpose, Pre-Incentive Fee Net Investment Income means interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that the Fund receives from portfolio companies) accrued by the Fund during the calendar quarter, minus the Fund’s operating expenses for the quarter (including the Post-Exchange Listing Management Fees, expenses payable under an administration agreement, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Post-Exchange Listing Incentive Fee).

(B)    Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of the Fund’s net assets at the end of the immediately preceding calendar quarter, will be compared to a “hurdle rate” of 1.50% per quarter (6.00% annualized). The Fund’s Pre-Incentive Fee Net Investment Income used to calculate this part of the Post-Exchange Listing Incentive Fee is also included in the amount of its gross assets used to calculate the 1.50% Post-Exchange Listing Management Fees.

(C)    The Fund will pay the Investment Manager a Post-Exchange Listing Incentive Fee with respect to the Fund’s Pre-Incentive Fee Net Investment Income in each calendar quarter as follows:

(1)	no Post-Exchange Listing Incentive Fee in any calendar quarter in which the Fund’s Pre-Incentive Fee Net Investment Income does not exceed the quarterly hurdle rate of 1.50%;

(2)

100% of the Fund’s Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than 1.875% in any calendar quarter (7.5% annualized); this portion of the Pre-Incentive Fee Net Investment Income (which exceeds the hurdle but is less than 1.875%) is referred to herein as the “catch-up.” The “catch-up” is meant to provide the Investment Manager with 20% of the Fund’s Pre-Incentive Fee Net Investment Income as if a hurdle did not apply if this Pre-Incentive Fee Net Investment Income exceeds 1.875% in any calendar quarter; and

(3)

20% of the amount of the Fund’s Pre-Incentive Fee Net Investment Income, if any, that exceeds 1.875% in any calendar quarter (7.5% annualized) payable to the Investment Manager (once the hurdle is reached and the catch-up is achieved, 20% of all Pre-Incentive Fee Net Investment Income thereafter is allocated to the Investment Manager).

(4)	These calculations will be appropriately pro-rated for any period of less than three months.

(ii)    Capital Gains Fee. The second part of the Post-Exchange Listing Incentive Fee, the “Capital Gains Fee”, will be determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Management Agreement as set forth below), commencing as of the end of the first fiscal year following an Exchange Listing, and will equal 20.0% of the Fund’s realized capital gains, if any, on a cumulative basis through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation as of each fiscal year end, less the amount of any previously paid capital gain Post-Exchange Listing Incentive Fees, with respect to the Fund; provided that the Post-Exchange Listing Incentive Fee determined as of the end of the fiscal year in which an Exchange Listing is completed will be calculated for a period of shorter than twelve calendar months to take into account any realized capital gains computed net of all realized capital losses and unrealized capital depreciation. In the event that the Investment Management Agreement shall terminate as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying a Capital Gains Fee.

Notwithstanding anything to the contrary contained in this Agreement, the Investment Manager shall have the right with respect to all Members to waive or reduce, as well as recoup in a subsequent period, any Pre-Exchange Listing Incentive Fee or Post-Exchange Listing Incentive Fee to which it is entitled. The Investment Manager may also elect not to receive all or any portion of the Pre-Exchange Listing Incentive Fee or Post-Exchange Listing Incentive Fee that would otherwise be earned in any particular calendar quarter, and may cause any or all amounts subsequently available for distribution to the Members to be paid to the Investment Manager until it has received the same aggregate amount of Pre-Exchange Listing Incentive Fees or Post-Exchange Listing Incentive Fees had it not previously waived receipt of such Pre-Exchange Listing Incentive Fee or Post-Exchange Listing Incentive Fee. Any such Pre-Exchange Listing Incentive Fee or Post-Exchange Listing Incentive Fee may be recouped by the Investment Manager in a future calendar quarter within three years of the date of the applicable waiver of the Pre-Exchange Listing Incentive Fee or Post-Exchange Listing Incentive Fee.

All Pre-Exchange Listing Incentive Fees or Post-Exchange Listing Incentive Fees payable or paid to the Investment Manager shall be treated as the payment of a fee for services and not as a distribution with respect to Units for all applicable purposes including U.S. federal, state and local income tax purposes.

The Investment Manager or Managing Members may arrange for the Fund to direct to a placement agent any portion of the Pre-Exchange Listing Incentive Fee or Post-Exchange Listing Incentive Fee which the Investment Manager is owed for purposes of paying any placement fee that the Investment Manager owes to such placement agent.

(d)    Clawback Pre-Exchange Listing. Prior to an Exchange Listing, and in connection with, but in no event more than 30 days after, the distribution to the Members pursuant to Section 11.3(b), the Investment Manager shall return to the Fund, for distribution to the Members, in each case, an aggregate amount of cash so that:

(i)    the Members shall have received cumulative distributions from the Fund pursuant to Sections 6.2(b)(i)(A), (B) and (D), Sections 6.2(b)(ii)(A) and (C), this Section 6.2(d), Section 6.3, and Section 11.3(b) equal to the aggregate Capital Contributions made by the Members, plus the Preferred Return thereon; and

(ii)    the aggregate amount paid to the Investment Manager in respect of the Members pursuant to Sections 6.2(b)(i)(C) and (D), Sections 6.2(b)(ii)(B) and (C), Section 6.3 and Section 11.3(b) shall not exceed 10% of the excess of (x) the amount of the cumulative distributions made to the Members and to the Investment Manager in respect of the Members pursuant to Section 6.2(b), this Section 6.2(d), Section 6.3 and Section 11.3(b) over (y) the aggregate Capital Contributions made by the Members.

Additionally, as soon as reasonably practicable following the end of each fiscal year of the Fund, the Investment Manager shall determine the amount, if any, of the Investment Manager’s Interim Clawback Obligation with respect to the Members as of such dates. If an Interim Clawback Obligation exists, then amounts which would otherwise be paid to the Investment Manager and distributed to the Members pursuant to Section 6.2(b) thereafter shall instead be paid to the

Investment Manager as a Pre-Exchange Listing Incentive Fee and distributed to the Members in such proportions as are necessary to eliminate such Interim Clawback Obligation and any such distribution to Members shall reduce the Interim Clawback Obligation; provided, however, that the Interim Clawback Obligation shall be reduced to reflect any subsequent increase in the Fair Value of the Fund’s assets (either realized or unrealized), but only to the extent any such increase in Fair Value would result in a reduced Interim Clawback Obligation if such increase had been taken into account in the determination of the Interim Clawback Obligation pursuant to this Section 6.2(d) when originally calculated. Any distribution made to Members under this Section 6.2(d) shall for all purposes of this Agreement, including, but not limited to, Section 6.2(d), be counted as a distribution under Section 6.2(b) for purposes of calculating subsequent distributions to be made under Section 6.2(b) and any amount required to be returned by the Investment Manager pursuant to this Section 6.2(d), and the Investment Manager will recharacterize distributions as it determines to be necessary in order to implement such intent.

For purposes of this Section 6.2(d), the “Interim Clawback Obligation” of the Investment Manager means the aggregate amount, if any, that the Investment Manager would be required to contribute to the Fund under Sections 6.2(d)(i) and 6.2(d)(ii) for distribution to Members if at the time such Interim Clawback Obligation is calculated all of the assets of the Fund were sold for their Fair Value, and the net proceeds (after payment of Fund liabilities) were distributed to the Members in dissolution of the Fund in accordance with Section 11.3 at the end of the applicable fiscal year (adjusted to reflect the Investment Manager’s estimate of taxes actually paid or payable with respect to distributions of Pre-Exchange Listing Incentive Fees on or prior to such date).

The aggregate liability of the Investment Manager to the Members pursuant to this Section 6.2(d) shall not exceed the aggregate amount of Pre-Exchange Listing Incentive Fees paid to the Investment Manager relative to Members pursuant to Sections 6.2(b)(i)(C) and (D), Sections 6.2(b)(ii)(B) and (C), Section 6.3 and Section 11.3(b), net of taxes in respect thereof at the Assumed Income Tax Rate.

The Investment Manager shall, to the extent permitted by Applicable Law, cause SCP, or one or more appropriately capitalized Affiliates of SCP, as the case may be, to execute and deliver to the Fund a guaranty of the obligations of the Investment Manager under this Section 6.2(d) in the form set forth on Exhibit B (it being understood and agreed that any such obligation of the Investment Manager and of the guarantors shall be several and not joint).

(e)    Transaction Fees. Prior to an Exchange Listing, if the Investment Manager or any of its subsidiaries receives any Transaction Fees, or if the Fund receives any Transaction Fees and distributes such Transaction Fees to the Investment Manager or any of its subsidiaries (other than as a result of a distribution by the Fund to the Members generally pursuant to the distribution mechanics described above), Management Fees for the period or periods following the receipt of such Transaction Fees will be reduced by an amount equal to 100% of such Transaction Fees. In determining the Fund’s portion of any Transaction Fees, the Fund may take into account its proportionate ownership of a Portfolio Investment’s entire capital structure (including both debt and equity). The Investment Manager or any of its subsidiaries may take actions to give effect to the above arrangement other than reducing Management Fees (e.g., rebating or waiving Transaction Fees at the Portfolio Investment level), in which case Transaction

Fees will not reduce Management Fees as described above. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, any fees and expenses paid to Gemino Healthcare Finance LLC, or any existing or future entity which has been acquired by the Investment Manager or any Affiliate of the Investment Manager, on an arms-length basis in connection with services provided in relation to any Portfolio Investments will not offset Management Fees. The provisions of this Section 6.2(e) may be amended or waived upon approval of the Independent Directors and the approval of Members, which approval will be obtained through a Non-Investment Company Act Vote pursuant to Section 3.2.

(f)    U.S. GAAP. The Fund (or its designee) will use reasonable best efforts to ensure that quarterly NAV or Member Capital Commitment calculations (and any calculations or underlying transactions that comprise such quarterly NAV calculations) are carried out in a manner consistent with U.S. generally accepted accounting principles (“U.S. GAAP”). The Fund (or its designee) will indicate in writing to the Members if the Fund plans on deviating from U.S. GAAP in the future, provide details as to why the Fund is planning to deviate from U.S. GAAP, and provide a quarterly reconciliation of NAV to the U.S. GAAP NAV on an Access Fund-level basis.

SECTION 6.3.    Distributions in Kind.

Except as otherwise provided in Section 4.3(c) or Article X, distributions prior to the earlier of (i) an Exchange Listing and (ii) the dissolution of the Fund shall only take the form of cash. In connection with the winding-up of the Fund in accordance with Section 11.3, distributions may also include Securities. Other than a distribution on a withdrawal pursuant to Article X, each class or type of Securities so distributed (and each portion of such class or type of Securities that has a different holding period or separately identifiable cost basis per share or other unit) shall be treated as a separate distribution under this Section 6.3. No distribution of property other than cash shall be made if such distribution would violate any contract or agreement to which the Fund is then a party or Applicable Law.

SECTION 6.4.    Restrictions on Distributions; Reinvestment of Proceeds, Reserves, Etc.

Notwithstanding the foregoing provisions of this Article VI, Distributable Cash may (and in certain circumstances, shall) be retained by the Fund as provided in the following provisions of this Section 6.4:

(a)    Violations. No distribution shall be made if such distribution would violate any contract or agreement to which the Fund is then a party, the Delaware Act or any other Applicable Law.

(b)    Reinvestment of Proceeds.

(i)    Subject to the requirements of Section 852(a) of the Code, Recyclable Proceeds received during the Investment Period (or to the extent the Fund has entered into a binding contract to receive Recyclable Proceeds during the Investment Period, such contracted proceeds) may be used to pay down outstanding debt or may be reinvested to the extent received (or contracted to be received), or if distributed, will be added to the Members’ Remaining Capital Commitments and will be subject to drawdown in accordance with Section 5.1(b). Such Recyclable Proceeds received after the Investment Period may only be reinvested (x) (A) to make “follow-on” investments as determined by the Investment Manager in its sole discretion in order to enhance, preserve or protect the Fund’s existing Portfolio Investments (subject to a maximum amount of 20% of aggregate Capital Commitments), (B) to make Portfolio Investments which were in process (e.g., investments in respect of which a non-disclosure or similar agreement has been entered into or for which the Fund has submitted a binding or non-binding bid or indication of interest) but which were not yet consummated as of the end of the Investment Period, (C) to adjust any hedging positions as the Investment Manager may deem to be advisable, (D) in Securities in connection with the maintenance of reserves pursuant to Section 6.4(c) or pending the making of investments or transactions contemplated by this Section 6.4(b)(i), or (E) to sell an existing Portfolio Investment and purchase a new Portfolio Investment to the extent such transaction does not materially increase the overall risk profile of the Fund or materially reduce the liquidity of the Fund, all as determined by the Investment Manager in its sole discretion or (y) to the extent such proceeds constitute amounts received by the Fund pursuant to the sale of a Portfolio Investment to any parallel investment vehicles, co-investors and/or to third parties. The Fund may engage in transactions giving rise to leverage with respect to particular investments (including by refinancing or securitizing an investment) throughout the Fund’s Term (including after the Investment Period), which transactions will not constitute reinvestment or be subject to the restrictions set forth in this Section 6.4(b).

(ii)    Recyclable Proceeds permitted to be reinvested in accordance with Section 6.4(b)(i) that have been distributed in whole or in part to the Members shall be added to the Members’ Remaining Capital Commitments and be subject to Drawdowns in accordance with Section 5.1(b).

(c)    Establishment of Reserves. Subject to the requirements of Section 852(a) of the Code, to the extent that the Investment Manager, in its discretion, determines that any amount should be retained by the Fund, reasonable reserves may be established to (i) pay, or provide for the payment of, any existing or anticipated liability or obligation of the Fund, whether liquidated, fixed, contingent or otherwise (including Management Fees and Pre-Exchange Listing Administration Fees, which shall be borne by the Members consistent with the manner provided under Sections 5.1(c)(ii) through (v), as applicable) or (ii) provide working capital consistent with good fiscal operating policy and management and for such other needs as the Investment Manager shall reasonably deem appropriate.

SECTION 6.5.    Withholding.

The Fund and the Investment Manager will use commercially reasonable efforts to structure the investments of the Fund in a manner that minimizes the extent to which the income of the Fund would be subject to withholding of U.S. federal income tax upon distribution to a person that is not a “United States person” for U.S. federal income tax purposes. The Fund and the Investment Manager will use commercially reasonable efforts to structure any incurrence of indebtedness by the Fund in a manner that will not cause any direct or indirect investor that is a tax exempt organization for U.S. federal income tax purposes to be treated as earning “unrelated business taxable income” on account of its ownership of a direct or indirect interest in the Fund. Such efforts may preclude the Fund from participating in an investment that otherwise fits the investment objective of the Fund.

Notwithstanding anything to the contrary herein, to the extent the Investment Manager or the Fund is required by law (including under circumstances where the Investment Manager or the Fund is unable to rely conclusively on any withholding certification provided by a Member) to withhold or to make tax payments, including any interest or penalties, on behalf of or with respect to any Member or Members, the Investment Manager or the Fund may withhold such amounts from the distributions to such Members and make such tax payments as so required.

SECTION 6.6.    Record Holders.

Any distribution of the assets belonging to the Fund, whether pursuant to this Article VI or otherwise, shall be made only to Persons who were the holders of record of interests in the Fund on the books and records of the Fund on the date which the Investment Manager shall have determined that such Persons became entitled thereto.

SECTION 6.7.    Final Distribution.

The final distributions following dissolution of the Fund shall be made in accordance with the provisions of Article XI.

ARTICLE VII

CONCERNING ACTIVITIES OF THE MANAGING MEMBERS, INVESTMENT MANAGER, ETC.

SECTION 7.1.    Other Investment Activities; Conflicts of Interest.

(a)    Subject to any limitations stated herein or in the Management Agreement, each Member expressly agrees that the Managing Members, Investment Manager, other Related Persons and any of their respective members, partners, officers, employees, Affiliates and any of the officers or agents of the Fund will have business interests and engage in business activities in addition to those connected with the Fund, whether or not such interests or activities are competitive with those of the Fund, which interests and activities may be similar to or different from those of the Fund and are expected to include purchasing, selling or holding Securities for such Person’s own account and for the accounts of others, and performing investment advisory services and management services for various clients and accounts other than the Fund. The Investment Manager, its employees and any of their respective Affiliates expect to invest for their own accounts and for the accounts of clients in various Securities that are senior, pari passu or junior to, or have interests different from or adverse to, the Portfolio Investments that are owned by the Fund.

(b)    In conducting business activities or acquiring Securities for other business interests (whether different from or similar to those of the Fund), and subject to the Investment Company Act, the Investment Manager, other Related Persons and any of their respective members, partners, officers, employees, Affiliates and any of the officers or agents of the Fund shall, except as specifically provided to the contrary herein or in the Management Agreement or in the Allocation Policy, be under no duty or obligation to make business opportunities (including any opportunity to acquire Securities) available to the Fund; provided that, the Members acknowledge that certain Affiliates of the Investment Manager (including Affiliates that are Portfolio Investments of other investment accounts or funds managed by the Investment Manager) will not be governed by the Allocation Policy. The Investment Manager and the officers or agents of the Fund are authorized to combine purchase or sale orders on behalf of the Fund together with orders for other accounts managed by the Investment Manager or its Affiliates and to allocate the Securities or other assets so purchased or sold, on an equitable basis, among such accounts.

(c)    The Investment Manager and its Affiliates may engage in transactions, on an arms-length basis, that arrange for or provide financing of or leverage for the Fund’s investment program and/or investments, and the Fund may pledge or sell assets (including pursuant to reverse repurchase agreements) to the Investment Manager and its Affiliates in connection therewith, each if permitted by and in accordance with applicable law. For the avoidance of doubt, the Investment Manager will not cause the Fund to engage in any principal transaction that would be prohibited under the Investment Company Act or that would require consent under the Advisers Act.

(d)    The Fund is expected to hold certain investments and conduct certain activities through SPVs or other structures. The Fund is expected to enter into a credit facility and shall not be prohibited from directly or indirectly entering into a credit facility collateralized by Capital Commitments or other assets. The Investment Manager expects to at certain times be simultaneously seeking to purchase (or sell) investments for the Fund and to sell (or purchase) the same investment for accounts, funds or structured products managed by the Investment Manager or its Affiliates now or in the future, or for its clients or Affiliates, and to enter into cross trades (including similar transactions such as novations of derivatives positions) in such circumstances, including with respect to Securities or other assets that may be illiquid or difficult to value. In the event that the Investment Manager enters into a transaction resulting in such simultaneous buying and selling or cross trades (other than those contemplated by subsections (e) and (f) of this Section 7.1), such transaction shall be reported to the Board in accordance with the Investment Manager’s compliance policies and procedures.

(e)    The Investment Manager and its Affiliates may source or originate certain investments on behalf of the Fund and later offer a portion of one or more investments to certain other funds or accounts managed by the Investment Manager and its Affiliates, in each case subject to their own investment-review process, and to co-investors and/or third parties. The Investment Manager and its Affiliates expect to buy Securities and other investments from or sell Securities and other investments to the Fund, if permitted by and in accordance with Applicable Law.

(f)    The Fund may utilize or otherwise engage in transactions with, and to invest in entities that utilize or otherwise engage in transactions with, Service Providers that are owned by, affiliated with or otherwise related to the Fund, other SCP clients, SCP, any Affiliate of SCP or their respective personnel. The Fund confirms that in the event an Affiliate is employed by the Investment Manager with respect to the operation of or management of the Fund, such employment will be retained on an arms’ length basis and will be reported to, and subject to the consent of, the Board. Each Member further expressly agrees that the Investment Manager, in its sole discretion, may, subject to applicable regulatory restrictions, offer individual Members the opportunity, or may permit any other Person (including other SCP clients and other Persons that may be unaffiliated or affiliated with the SCP) to co-invest with the Fund, which may result in conflicts between the Fund and such co-investors. Allocations of co-investment opportunities will be made at the Investment Manager’s sole discretion and may result in investments being made on different terms than those on which the Fund invests. Any Member participating in a co-investment may be required to pay carried interest and fees (including management and administration fees) in connection with such co-investment (and, for the avoidance of doubt, any such fees or amounts shall not be considered Transaction Fees). Each Member further expressly acknowledges that a Portfolio Investment may engage in activities or take actions that adversely impact the Fund and/or its other Portfolio Investments; provided that such Portfolio Investment does not engage in such activities or actions at the instruction of the Investment Manager.

(g)    Each Member acknowledges and agrees that, in order to minimize certain conflicts of interest or regulatory issues or obligations, the Fund may avoid making certain investments or taking certain actions, which could have the effect of limiting the Fund’s investment opportunities. Alternatively, the Fund might resolve the conflict or regulatory issue by adopting a particular investment strategy (including disposing of an investment earlier than it otherwise would have if no conflict existed), which could result in a different investment outcome than might arise if the Fund had adopted an otherwise different investment strategy. Each Member further acknowledges and agrees that the Fund may be unable or limited in its ability to acquire a Portfolio Investment or take certain actions with respect to a Portfolio Investment (including taking “active” positions with respect to such Portfolio Investment) due to the Investment Manager’s or its Affiliates’ duties to other clients or under Applicable Law (including the Advisers Act, the Investment Company Act and ERISA) or by the Investment Manager’s or its Affiliates’ intention to avoid certain potential conflicts of interest or regulatory issues or obligations. The Investment Manager and the Fund may be required to take certain actions due to such issues, obligations, duties and potential conflicts or regulatory issues.

(h)    Each Member acknowledges and agrees that any and all of the foregoing activities may give rise to conflicts of interest from time to time, to which each such Member hereby consents, and that such activities as are expressly authorized or contemplated by this Section 7.1 (including, but not limited to, those described in subsections (e) and (f) of this Section 7.1) or any other provision of this Agreement may be engaged in (and, subject to Applicable Law, consented to on behalf of the Fund) by the Investment Manager, other Related Persons and any of their respective members, partners, officers, employees, Affiliates and any of the officers or agents of the Fund and will not, in any case or in the aggregate and in the absence of gross negligence, willful misconduct or fraud by such parties, be deemed a breach of this Agreement, the Management Agreement or (to the fullest extent permitted by Applicable Law) any duty that might be owed by any such Person to the Fund or to any Member or any other Person, at law or in equity (including fiduciary duties).

(i)    Except as otherwise expressly set forth in this Agreement (including subsections (e), (d) and (g) of this Section 7.1), the Investment Manager shall not be obligated to refer any actual or potential conflict of interest to Members, or to act in accordance with their advice and counsel. However, if the Investment Manager chooses or is required under this Agreement to do so, matters approved by the holders of a majority of the Units will be final and binding on the Fund and the Members, the Access Fund and the investors in the Access Fund.

(j)    Each Member acknowledges and agrees that the Investment Manager or its Affiliates expect to come into possession of material non-public information concerning specific issuers that may limit the Investment Manager’s flexibility to buy or sell Securities issued by such issuers or other entities for the Fund or otherwise use such information for the benefit of the Fund (e.g., in situations when the Fund is asked to grant consents, waivers or amendments with respect to loans, the Investment Manager’s ability to assess the desirability of such consents, waivers and amendments may be compromised). Each Member further acknowledges and agrees that the Investment Manager may decline to pursue certain investment opportunities on behalf of the Fund in order to avoid being in possession of material non-public information in respect of an issuer where such possession would limit the Investment Manager’s ability to trade in other Securities of such issuer, and also that the Investment Manager may decline to receive material non-public information even if it may be beneficial to the Fund to receive such information.

ARTICLE VIII

EXPENSES

SECTION 8.1.    Organizational and Operational Expenses.

The Fund shall be responsible for and pay its Organizational Expenses and, if paid by the Investment Manager, the Administrative Coordinator and/or their Affiliates on behalf of the Fund, the Fund shall reimburse the Investment Manager, the Administrative Coordinator or such Affiliate for such Organizational Expenses. The Fund shall be responsible (or reimburse the Investment Manager, the Administrative Coordinator or any Affiliate) for Organizational Expenses with respect to the Fund in an aggregate amount not to exceed $500,000 (the “Organizational Expense Cap”). Organizational Expenses in excess of the Organizational Expense Cap in the aggregate shall be borne by the Investment Manager. For the avoidance of doubt, the Organizational Expense Cap shall not apply to any fees, costs, expenses and liabilities incurred in connection with sub-clause 8.3(u) below.

Prior to an Exchange Listing, the aggregate amount of the operating expenses relating to Unitholders investing directly in the Fund set forth in clauses (b)-(d) of Section 8.3 and the operating expenses included in sub-clauses (m) and (p) related to U.S. regulatory bodies below borne by the Fund (directly or indirectly) shall not exceed the following limits in any fiscal year: (A) if the Fund has less than or equal to $400 million in Commitments, an amount equal to the sum of (x) the product of the Commitments and 0.0025 and (y) $1.25 million, or (B) if the Fund has greater than $400 million in Commitments, $2.25 million (such figure, the “Operating Expense Cap”). Any amount in excess of the Operating Expense Cap for any fiscal year shall be paid by the Investment Manager. For the avoidance of doubt, (i) the Operating Expense Cap shall not apply to any fees, costs, expenses and liabilities relating to persons investing indirectly in the Fund through any Unitholder or in connection with sub-clause 8.3(u) below and (ii) the Operating Expense Cap shall no longer apply upon the effectuation of an Exchange Listing.

SECTION 8.2.    Administrative Coordinator and Investment Manager Expenses.

The Members acknowledge that the Management Agreement provides that the Investment Manager shall be responsible for the salaries and expenses of its personnel responsible for the day-to-day investment management of the Fund, except as set forth in Section 8.3. The Members acknowledge that the Management Agreement provides that the Administrative Coordinator will be responsible for all expenses of its own staff responsible for (i) certain on-going, routine, non-investment-related administrative services for the Fund, and (ii) the coordination of various third-party services needed or required by the Fund (collectively, the “Administration Services”).

SECTION 8.3.    Fund Expenses.

The Fund will (directly or indirectly) be responsible for and pay the following fees, costs, expenses and liabilities:

(a)    all of its fees, costs, expenses and liabilities, all investment-related fees, costs, expenses and liabilities (including with respect to amounts incurred prior to the initial closing) and all of its other operating fees, costs, expenses and liabilities, including all fees, due diligence costs and other fees, costs, expenses and liabilities related to the identification, sourcing, evaluation, pursuit, acquisition, holding, appraisals, asset management, restructuring and disposing of investments, including all reasonable travel-related fees, costs, expenses and liabilities, including lodging and meals, all fees, costs, expenses and liabilities of legal counsel and financial and other advisers incurred in connection therewith, all fees, costs, expenses and liabilities of information technology services relating to the ongoing management of Portfolio Investments, and all other investment-related fees, costs, expenses and liabilities (to the extent not reimbursed by the relevant portfolio company);

(b)    all fees, costs, expenses and liabilities related to any audits or agreed upon procedures, tax forms and return preparations and filings, custodian fees and expenses, fund accounting, administrator services, financial statement preparation and reporting, web services for the benefit of Members, delivery costs and expenses in connection with reporting obligations and communications and compliance services;

(c)    all fees, costs, expenses and liabilities relating to insurance policies (including director and officer liability insurance) maintained by or for the Fund, including in respect of Portfolio Investments and/or SCP Persons;

(d)    other administrative fees, costs, and liabilities;

(e)    all fees, costs, expenses and liabilities of brokers, transaction finders and other intermediaries, including brokerage commissions and spreads, and all other transaction-related fees, costs, expenses and liabilities, including reverse break-up fees;

(f)    all fees, costs, expenses and liabilities relating to derivatives and hedging transactions;

(g)    all principal amounts of, and interest expense on, borrowings and guarantees, and all other fees, costs, expenses and liabilities arising out of borrowings and guarantees, including the arranging and maintenance thereof, whether incurred by the Fund or incurred or facilitated by a special purpose vehicle that makes Portfolio Investments;

(h)    Management Fees;

(i)    Administration Expenses;

(j)    all fees, costs, expenses and liabilities incurred through the use or engagement of Service Providers;

(k)    all taxes, fees, penalties and other governmental charges levied against the Fund and all fees, costs, expenses penalties and liabilities related to tax compliance;

(l)    all fees, costs, expenses and liabilities of the Fund’s legal counsel related to extraordinary matters, including expenses for any dispute resolution (including litigation and regulatory-related legal expenses);

(m)    all fees, costs, expenses and liabilities relating to legal, governance and regulatory compliance and filings, including securities law filings relating to Portfolio Investments;

(n)    all fees, costs, expenses and liabilities related to the Fund’s indemnification or contribution obligations;

(o)    all fees, costs, expenses and liabilities for subscription services (to the extent such subscription is required by a placement agent);

(p)    any required regulatory filings and related legal fees;

(q)    all fees, costs, expenses and liabilities of liquidating the Fund;

(r)    transfer agent services;

(s)    any other fees, costs, expenses and liabilities not specifically assumed by the Investment Manager or the Administrative Coordinator;

(t)    all fees, costs, expenses and liabilities of Independent Directors, including resources retained by the Independent Directors, or on their behalf, while representing and/or acting on behalf of all Unitholders; and

(u)    all fees, costs, expenses and liabilities related to an Exchange Listing (including any transactions effectuated in connection therewith) or other business combination.

Unless otherwise determined by the Investment Manager in its sole discretion, all fees, costs, expenses and liabilities of any SPV (including any non-U.S. investment companies and offices), including all organizational and operating fees, costs, expenses and liabilities of any service provider to such SPV and all other fees, costs, expenses and liabilities of such SPV, shall be borne by such SPV.

Prior to an Exchange Listing, the fees, costs, expenses and liabilities enumerated in Section 8.3(b)-(d) and the operating expenses included in sub-clauses (m) and (p) related to U.S. regulatory bodies above borne by the Fund (directly or indirectly) will not exceed the following limits in any fiscal year: (i) if the Fund has less than or equal to $400 million in Capital Commitments, an amount equal to the sum of (A) the product of the Capital Commitments and 0.0025 and (B) $1.25 million or (ii) if the Fund has greater than $400 million in Capital Commitments, $2.25 million in any fiscal year (such figure, the “Fund Expense Cap”). Any amount above the Fund Expense Cap for a fiscal year shall be borne by the Investment Manager. For the avoidance of doubt, (i) the Fund Expense Cap will not apply to any fees, costs, expenses and liabilities at the Access Fund level or in connection with sub-clause 8.3(u) above, (ii) the Operating Expense Cap shall no longer apply upon the effectuation of an Exchange Listing and (iii) the Fund will not bear the costs of any third-party valuation agent engaged solely for the purpose of valuing portfolio company investments at each quarter end.

SECTION 8.4.    Member Expenses.

Each Member shall be solely responsible for its own expenses incurred in connection with its admission to the Fund and the maintenance of its Units therein.

ARTICLE IX

BOOKS OF ACCOUNT, RECORDS AND BANKING

SECTION 9.1.    Maintenance of Books and Records, Etc.

(a)    Maintenance of Books and Records. The Fund shall maintain accounting and tax books and records and such other records as may be required in connection with the preparation and filing of the Fund’s required U.S. federal, state and local income tax returns or other tax returns or reports of foreign jurisdictions, including the records reflecting the Capital Commitments and adjustments thereto specified in Article VI. Subject to Applicable Law, the Fund shall retain copies of such books and records for at least four years following the completion of the winding-up and liquidation of the Fund or such other period required by Applicable Law.

(b)    Pre-Exchange Listing Access; Disclosure. Prior to an Exchange Listing, all such accounting and tax books and records (excluding the Capital Commitment balances of individual Members) as maintained by the Fund and the Investment Manager in accordance with Section 9.1(a) shall be (i) upon reasonable request for any purpose reasonably related to a Member’s interest as a member, open to the inspection and examination of such Member or its duly authorized representatives during normal business hours (who shall have the right to make copies thereof for any such proper purpose) and (ii) maintained at the Fund’s principal place of business (or otherwise at a location where they can be retrieved easily and made available at such place of business). The Investment Manager shall cooperate fully in connection with any such inspection or examination, subject to the Investment Manager’s right to keep information confidential pursuant to Section 14.12 hereunder. The Fund shall promptly furnish, subject to a requirement for the recipient Member to keep such information confidential, a list of names and addresses of all Members to any Member who requests such a list in writing for any such proper purpose, and each Member hereby expressly consents to such disclosure. In addition, each Member will be entitled to receive, upon request, copies of this Agreement and all amendments, supplements and Exhibits hereto as then in effect (exclusive of the Schedule). For the avoidance of doubt, this Section 9.1 shall no longer apply upon the effectuation of an Exchange Listing. This Section 9.1 shall be subject in all respects to Sections 9.1(c), 14.2 and 14.12, and shall not limit or otherwise restrict, in any respect, the discretion of the Investment Manager in connection with any actions contemplated in any of said sections.

(c)    Access to Information. The Members hereby acknowledge and agree that, to the fullest extent permitted by Applicable Law, the rights of a Member to obtain information from the Investment Manager and the Fund shall include only, and shall be restricted to, those rights expressly provided in Section 9.1(b) and elsewhere in this Agreement, except as otherwise permitted by the Investment Manager in its sole discretion in any one or more particular cases.

SECTION 9.2.    Financial Statements and Other Reports.

(a)    Reporting Company Filing Requirements. Upon registration of the Units under the Securities Exchange Act on Form 10, the Fund will be subject to the requirements of Section 13(a) of the Securities Exchange Act, including the rules and regulations promulgated thereunder. The Fund will, among other things, file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and will be required to comply with all other obligations of the Securities Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Securities Exchange Act.

(b)    Annual Audited Financial Information. The books of account and records of the Fund shall be audited in accordance with United States generally accepted accounting principles as of the end of each fiscal year by a firm of nationally recognized independent certified public accountants selected by the Independent Directors, which may include Ernst & Young LLP, Deloitte LLP, KPMG LLP, PricewaterhouseCoopers LLP, Grant Thornton LLP, BDO USA, LLP, or any other national accounting firm with multi-state offices and net revenues of at least $250 million (a “Nationally Recognized Audit Firm”). The Investment Manager hereby confirms that the auditor of the Fund will be KPMG LLP. Subject to the requirements of the Investment Company Act, including but not limited to the approval of the audit committee as described above, the Managing Members agree that it shall not change the auditor of the Fund to a Person other than a Nationally Recognized Audit Firm without the prior consent of the Members. After the end of each fiscal year prior to an Exchange Listing, the Managing Members, subject to the receipt of all necessary information from third parties, shall, subject to Section 9.2(d), cause to be provided to the Access Fund annual audited financial statements, including a qualitative letter prepared by the Investment Manager (which will include a textual discussion of (a) the financial and, where applicable, operating performance of, and (b) any material events, undertakings or trends involving, the Fund) within 120 days after the end of each fiscal year; provided, that, the Managing Members will use commercially reasonable efforts to provide annual audited financial statements in advance of such date. The Members hereby acknowledge that all information provided pursuant to this Section 9.2(b) constitutes information subject to its agreements on confidentiality set forth in Section 14.12(a).

(c)    Semi-Annual Update Calls. Prior to an Exchange Listing, the Investment Manager will hold, at the Access Fund’s reasonable request, (i) semi-annual update calls with the Access Fund and all Access Fund LPs and (ii) as promptly as practicable, calls with individual Access Fund LPs, in each case to discuss such matters as such Access Fund LPs may reasonably request. Such calls shall be scheduled during reasonable business hours sufficiently in advance of the date of such call to give Access Fund LPs a reasonable opportunity to attend, and will be made available by the Investment Manager for replay for Access Fund LPs who are unable for any reason to attend the live call for a period of at least four weeks. For the avoidance of doubt, this Section 9.2(c) shall no longer apply upon the effectuation of an Exchange Listing.

(d)    Quarterly Capital Statements and RIC Compliance Reports. Prior to an Exchange Listing, the Investment Manager, subject to receipt of all necessary information from third parties, shall use its reasonable efforts to cause to be prepared and provided to the Access Fund, (i) quarterly unaudited financial statements for such Fund within 60 days of the end of each of the first (3) three fiscal quarters of each fiscal year; (ii) quarterly capital statements within 60 days of the end of the first three (3) fiscal quarters and within ninety (90) days after the end of the fiscal year; (iii) quarterly unaudited performance information, including loan-level detail and detailed portfolio statistics, within 60 days of end of each fiscal quarter and (iv) shall cause to be prepared and provided to the Access Fund such other reports as are reasonably requested by the Access Fund from time to time that the Investment Manager possesses or can acquire without unreasonable effort or expense, including but not limited to, performance estimates and periodic cash flow projections.

The Fund will promptly notify the Access Fund in writing of any material risk to the Fund’s ability to comply with the requirements for qualification and taxation as a RIC under Subchapter M of the Code or the commencement of any tax audit or other proceeding in respect of taxes of or relating to the Fund. The Fund will provide the Access Fund with the calculation and results of the Fund’s RIC compliance testing (including a schedule of investments by market value as of quarter-end) in connection with any notification relating to its failure, or material risk to its ability, to comply with the requirements for qualification and taxation as a regulated investment company under Subchapter M of the Code. For the avoidance of doubt, the Fund’s obligation to notify, or provide to, the Access Fund any information or documents described in this Section 9.2(d) shall no longer apply upon the effectuation of an Exchange Listing.

(e)    ERISA Reports. Prior to an Exchange Listing, the Investment Manager shall provide each ERISA Member upon its written request, with all information with respect to such Member’s Units as may be reasonably requested in order for such Member to comply with its reporting requirements under ERISA. For the avoidance of doubt, this Section 9.2(e) shall no longer apply upon the effectuation of an Exchange Listing.

(f)    Access. Subject to Applicable Law, the Investment Manager may take such measures as it deems necessary in its sole discretion to preserve the confidential nature of any of the financial statements, reports or other information to be provided to Members pursuant to this Section 9.2, including making any such financial statements, reports or other information available to Members exclusively via a password-protected, encrypted website.

SECTION 9.3.    Tax Information.

Prior to an Exchange Listing, the Fund and the Investment Manager shall use commercially reasonable efforts to provide Members annually with any tax information that the Fund and the Investment Manager possess, or can reasonably obtain, reasonably requested by any Member in writing, concerning distributions by the Fund or redemption of Units by the Fund. The Fund and the Investment Manager shall use commercially reasonable efforts to cooperate with any Member by providing any additional tax information and/or assisting in the filing of additional tax forms relating to the Fund, as reasonably requested by the Member.

The Fund shall promptly notify Members in writing and provide a copy of any notice received from a U.S. federal, state or local taxing authority, if it is subject to any tax audit or other administrative or judicial proceeding relating to tax matters of the Fund. The Members shall have the right to participate at their own expense in any such audit or other proceedings, and the Fund shall take into account and consider in good faith comments and suggestions of the Members regarding such audits or proceedings. The Fund shall promptly provide to the Members copies of all material correspondence with any relevant tax authority regarding any audit, inquiry or other similar administrative proceeding in relation to the Fund.

The Fund and the Investment Manager shall use reasonable best efforts to not knowingly cause the Fund to engage directly or indirectly in a transaction that, as of the date the transaction is entered into by the Fund, is a “listed transaction,” a “prohibited reportable transaction,” or a “subsequently listed transaction” (each as defined in Section 4695(e) of the Code).

In connection with each distribution from the Fund, and no later than the date of such distribution, the Fund will provide (or cause its agent to provide) the Access Fund with a good-faith estimate meeting the requirements of U.S. Treasury Regulations Sections 1.1441-3(c)(2)(ii)(A) and (c)(3)(i)) of the amounts constituting an “interest-related dividend distribution,” an “ordinary dividend distribution,” a “short term capital gain distribution” a “long term capital gain distribution” and a “return of capital distribution.” In addition, the Fund is a U.S. tax-filer and is required to have issued all Forms 1099 to Members of the Fund by January 31st of each year. The Fund will use reasonable best efforts to provide (or cause its agent to provide) the Access Fund with a final calculation of the U.S. federal income tax characterization information described in this paragraph with respect to the immediately preceding taxable year of the Fund, to the extent not already provided in respect of such taxable year on a Form 1099, by March 1st of the taxable year following the distribution, but in no event later than March 15th of the taxable year following the distribution (subject to the filing by the Access Fund of one extension for the filing of Form 1042-S).

ARTICLE X

TRANSFER OF UNITS; SUBSTITUTE MEMBERS

SECTION 10.1.    Withdrawal of Managing Members.

Without the consent of the Independent Directors and the Members, which shall be obtained through a Non-Investment Company Act Vote pursuant to Section 3.2, the Managing Members shall not have the right to withdraw from the Fund generally or to sell, transfer, assign, hypothecate, pledge or otherwise dispose of or encumber all or any part of its Units as the Managing Members; provided that, without any consent of the Members, the Managing Members may, at the Managing Member’s expense, be reconstituted as or converted into another form of entity (any such reconstituted or converted entity being deemed to be the Managing Members for all purposes hereof) by merger, consolidation or otherwise, so long as such reconstitution or conversion does not have adverse tax or legal consequences for the Members and a majority of the Members shall not have made a reasonable objection to such transaction prior to the effective date thereof; provided, further, that, to the extent permitted by Applicable Law, the Managing Members may transfer their Units as Managing Members to an entity that is not affiliated with the Managing Member or the Investment Manager if the Managing Member, in its sole discretion, deems such transfer necessary or advisable to address Applicable Law to the Fund so long as a majority of the Members shall not, after notice, have made a reasonable objection to such transfer prior to the effective date thereof. Notwithstanding anything to the contrary herein, the provisions of this Section 10.1 shall not apply with respect to the actions contemplated by Sections 4.1(e) or 4.5 hereof.

In the event of a permitted assignment or other transfer of all of their Units as Managing Members in accordance with this Agreement, the Managing Members shall withdraw as Managing Members and each of their assignees or transferees shall be substituted in their place and admitted to the Fund as the Managing Members.

SECTION 10.2.    Assignments and Withdrawals by Members.

(a)    No Withdrawal. Except as otherwise provided in this Agreement, no Member may withdraw from the Fund or make a demand for or receive paid-in capital until the dissolution of the Fund.

(b)    No Assignment. Prior to an Exchange Listing, and except as otherwise provided in this Agreement, no Member may withdraw its Capital Contribution or sell, assign, or transfer all or any part of such Member’s Units (including any right to receive distributions or allocations in respect of such Units), whether voluntarily, involuntarily or by operation of law (each, an “Assignment”) without the prior consent of the Investment Manager, which the Investment Manager may grant or withhold in its sole discretion.

(c)    Lock-Up Period. Following an Exchange Listing, during the Lock-Up Period (as defined below), each Member will be restricted from: (1) offering, pledging, selling, contracting to sell, sell any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant to purchase or otherwise transferring or disposing of, directly or indirectly, any Units, securities into which the Units are converted, or securities convertible into or exchangeable or exercisable for any Units, or publicly disclosing the intention to make any offer, sale, pledge or disposition, (2) entering into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of Units or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of Units or such other securities, in cash or otherwise), or (3) if applicable, making any demand for or exercise any right with respect to the registration of any Units or any security convertible into or exercisable or exchangeable for Units. The “Lock-Up Period” is (i) 180 days after the date of an Exchange Listing for all Units held by a Member, (ii) 270 days after the date of an Exchange Listing for two-thirds of the Units held by a Member, and (iii) 365 days after the date of an Exchange Listing for one-third of the Units held by a Member. The lock-up will apply to all Units acquired prior to an Exchange Listing, but will not apply to any securities of the Fund acquired after the date of an Exchange Listing.

SECTION 10.3.    Exculpation.

To the fullest extent permitted by Applicable Law, no Indemnitee shall be liable to the Fund or any Member thereof, for any act or omission, including any mistake of fact or error in judgment, taken, suffered or made by such Indemnitee in good faith and in the belief that such act or omission is in or is not contrary to the best interests of the Fund; provided that such act or omission does not constitute Disabling Conduct by the Indemnitee. No Member shall be liable to the Fund or any Member for any action taken by any other Member. To the extent that, at law or in equity, an Indemnitee has duties and liabilities relating to the Fund or the Members, any Indemnitee acting under this Agreement shall not be liable to the Fund or any Member for its good faith reliance on the provisions of this Agreement, to the maximum extent permitted by Applicable Law. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnitee, to the maximum extent permitted by Applicable Law.

SECTION 10.4.    Reliance.

An Indemnitee shall incur no liability in acting in good faith upon any signature or writing believed by such Indemnitee to be genuine, may rely on a certificate signed by an officer of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, and may rely on an opinion of counsel reasonably selected by such Indemnitee with respect to legal matters. Each Indemnitee may act directly or through such Indemnitee’s agents or attorneys. Each Indemnitee may consult with counsel, appraisers, engineers, accountants and other customary service providers reasonably selected and monitored (in circumstances where such monitoring is customary and appropriate) with reasonable care by such Indemnitee and shall not be liable for anything done, suffered or omitted in good faith in reliance upon the advice of any of such Persons. No Indemnitee shall be liable to the Fund or any Member for any error of judgment made in good faith by an officer or employee of such Indemnitee; provided that such error does not constitute Disabling Conduct of such Indemnitee.

SECTION 10.5.    Indemnification of Indemnitees; Contribution.

(a)    General. The Fund shall, to the fullest extent permitted by Applicable Law, indemnify and hold harmless each Indemnitee from and against any and all liabilities, disputes, costs, expenses (including attorneys’ fees and disbursements), damages, losses, fines, penalties, fees, interest and judgments, of whatever nature, known or unknown, liquidated or unliquidated (“Losses”), that may accrue to or be incurred by any Indemnitee in connection with any claim, demand, investigation, suit, proceeding or action (a “Proceeding”), whether civil or criminal, in which any Indemnitee may become involved, as a party or otherwise, or with which any Indemnitee may be threatened, relating to or arising out of the investments or other activities of the Fund, activities undertaken in connection with the Fund, or otherwise relating to or arising out of this Agreement, including amounts paid in compromise or settlement approved by the Managing Members, and attorneys’ fees and expenses incurred in connection with the preparation for or defense or disposition of any Proceeding (all of such Losses, amounts and expenses referred to in this Section 10.5 are referred to collectively as “Damages”), except to the extent that (i) it shall have been determined by a court of competent jurisdiction in a non-appealable judgment, or there has been an admission by such Indemnitee in a settlement or proceeding, that such Damages arose from Disabling Conduct of such Indemnitee, (ii) such Damages consist of economic losses incurred by any Indemnitee as a result of such Indemnitee’s ownership of Units or an interest in any Portfolio Investment or (iii) such Damages are expenses of the Fund that an Indemnitee has agreed to bear. The termination of any Proceeding by settlement shall not, of itself, create a presumption that any Damages relating to such settlement or otherwise relating to such Proceeding arose from Disabling Conduct of any Indemnitee. Notwithstanding anything in this Section 10.5(a) to the contrary, no indemnification under this Section 10.5(a) shall apply to any Damages incurred by any Related Person, or any of their respective employees, partners or members (collectively, the “SCP Persons”), against any other SCP Person. The Investment Manager hereby undertakes that any Indemnitee that is a third party agent or other representative of the Investment Manager or the Fund shall be reasonably selected by the Investment Manager.

Notwithstanding anything to the contrary contained in this Agreement, if an Indemnitee may be entitled to be indemnified by a portfolio company in which the Fund has invested for any liabilities or other losses as to which such Indemnitee also would be entitled to be indemnified by the Fund pursuant to the foregoing provisions of this Section 10.5 (or by any Affiliate of the Fund): (i) it is intended that such portfolio company shall be the full indemnitor of first resort for any such liabilities or other losses; (ii) any amount that the Fund (or such Affiliate) is otherwise obligated to pay with respect to indemnification or advancement for such liabilities or losses will be reduced by the amount such Indemnitee receives in respect of such indemnification or advancement from such portfolio company; (iii) the Indemnitee will not be required first to exhaust rights or remedies with respect to indemnification or advancement provided by such portfolio company before the Fund (or such Affiliate) makes any payment to such Indemnitee; (iv) if the portfolio company does not pay such indemnification or advancement to or on behalf of the Indemnitee for any reason, the Indemnitee shall be entitled to pursue any rights to advancement or indemnification hereunder (subject to all of the terms and conditions of this Section 10.5); and (v) if the Fund (or such Affiliate) indemnifies, or advances payment for expenses, to such Indemnitee with respect to such liabilities or losses, and such Indemnitee may be entitled to indemnification or advancement of expenses from such portfolio company, the Fund (or such Affiliate) may request that such Indemnitee agree with the Fund (or such Affiliate) that (A) the Fund (or such Affiliate)

will be fully subrogated to all rights of such Indemnitee to indemnification or advancement of expenses from such portfolio company with respect to such payment; (B) such Indemnitee will assign to the Fund (or such Affiliate) all of the Indemnitee’s rights to indemnification and advancement of expenses from such portfolio company; and (C) such Indemnitee will execute all documents and take all other actions appropriate to effectuate the foregoing clauses (A) and (B).

(b)    Expenses. Reasonable expenses incurred by an Indemnitee in defense or settlement of any Proceeding that may be subject to a right of indemnification hereunder (other than in defense of a derivative action brought by at least the holders of a majority of the Units) may be advanced by the Fund to such Indemnitee prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall be determined by a court of competent jurisdiction in a non-appealable judgment that the Indemnitee was not entitled to be indemnified hereunder. All judgments against the Fund and the Investment Manager, in respect of which the Investment Manager is entitled to indemnification, shall first be satisfied from the assets belonging to the Fund, including Capital Commitments, before the Investment Manager, as the case may be, is responsible therefor.

(c)    Notices of Claims, Etc. Promptly after receipt by an Indemnitee of notice of the commencement of any Proceeding, such Indemnitee shall, if a claim for indemnification in respect thereof is to be made against the Fund, give notice to the Fund of the commencement of such Proceeding; provided that the failure of any Indemnitee to give such notice as provided herein shall not relieve the Fund of its obligations under this Section 10.5 except to the extent that the Fund is actually prejudiced by such failure to give such notice. If any such Proceeding is brought against an Indemnitee (other than a derivative suit in right of the Fund), the Fund will be entitled to participate therein and to assume the defense thereof to the extent that the Fund may wish, with counsel reasonably satisfactory to such Indemnitee. After notice from the Fund to such Indemnitee of the Fund’s election to assume the defense of such Proceeding, the Fund will not be liable for expenses subsequently incurred by such Indemnitee in connection with the defense thereof. The Fund will not consent to entry of any judgment or enter into any settlement of such Proceeding that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect of such Proceeding and the related Losses.

(d)    Survival of Protection. The provisions of this Section 10.5 shall continue to afford protection to each Indemnitee regardless of whether such Indemnitee remains in the position or capacity pursuant to which such Indemnitee became entitled to indemnification under this Section 10.5 and regardless of any subsequent amendment to this Agreement or termination of the Fund, and no amendment to this Agreement or termination of the Fund shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment or termination.

(e)    Reserves. If the Investment Manager determines that it is appropriate or necessary to do so, the Investment Manager may cause the Fund to establish reasonable reserves, escrow accounts or similar accounts to fund its obligations under this Section 10.5.

(f)    Rights Cumulative. The right of any Indemnitee to the reimbursement, indemnity and contribution obligations of the Fund under this Section 10.5 shall be cumulative with, and in addition to, any and all rights to which such Indemnitee may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Indemnitee’s successors, assigns, heirs and legal representatives.

(g)    Contribution. If for any reason the indemnity provided for in Sections 10.5(a) and (b) and to which an Indemnitee is entitled is unavailable to such Indemnitee in respect of any Damages, then the Fund, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such Damages in the proportion which the aggregate balances of all Capital Commitments of the Members, exclusive of the amount of the Indemnitee’s Capital Commitment (which, in the case of an Indemnitee which is not a Member, shall for this purpose mean the Investment Manager’s Capital Commitment) bears to the aggregate balances of all the Capital Commitments of the Members (including the balance of the Indemnitee’s Capital Commitment), which contribution shall be treated as an expense of the Fund.

(h)    Recovery from Third Parties. Whenever the Fund has an obligation to provide indemnification under this Section 10.5 and the subject Indemnitee is entitled to indemnification with respect to the same matter from any third party, whether through insurance, pursuant to contract or otherwise, the Investment Manager shall be subrogated to such indemnity and shall use its commercially reasonable efforts to seek recovery from such third party indemnitor.

(i)    Derivative Action. To the fullest extent permitted by Applicable Law, no Member may initiate, assert or maintain any derivative action or claim on behalf of, or seeking relief for, the Fund without first obtaining the affirmative consent of at least the holders of a majority of the Units.

(j)    Direct Claim. To the fullest extent permitted by Applicable Law, no Member may initiate, assert or maintain any direct claim for damages or other monetary relief against the Fund, the Investment Manager, or any of their respective Affiliates on behalf of, or seeking relief for, any other Member, whether in the form of a purported class action or otherwise.

(k)    Granting of Indemnities. The Investment Manager may grant indemnities to affiliated and non-affiliated parties (including the Administrative Coordinator, the Custodian, the Investment Manager and any consultants, agents, Service Providers or transaction counterparties of the Fund and/or any SPVs) in connection with the Fund’s organization, investment program, ongoing operations and dissolution, and may enter into agreements in connection therewith.

(l)    Insurance. The Fund may maintain, at the expense of the Fund, (i) insurance policies for the protection of any Indemnitee or potential Indemnitee against any liability incurred in any capacity which results in such Person being an Indemnitee (provided that such Person is serving in such capacity at the request of the Fund or the Board), to the extent such policies are consistent with the Investment Manager’s customary practice in maintaining insurance for its other registered investment vehicles advised by the Investment Manager and its Affiliates and (ii) one or more fidelity bonds that meet the requirements of the Investment Company Act. For the avoidance of doubt, the Fund will not bear the cost of insurance and/or fidelity bonds that are extraordinary for similarly situated BDCs.

(m)    Notice to the Board. The Fund shall (i) provide to the Board quarterly reports of any advances to any Indemnitee under Section 10.5(b) of this Agreement and (ii) shall promptly notify the Board of all payments of indemnification to any Indemnitee in excess of $10,000.

ARTICLE XI

DURATION AND DISSOLUTION OF THE FUND

SECTION 11.1.    Events of Dissolution.

The Fund shall continue its activities in the ordinary course until the first to occur of the following events (each, an “Event of Dissolution”):

(a)    the expiration of the Term as provided in Section 2.2;

(b)    the failure to continue the business of the Fund as provided in Section 12.2 following a Disabling Event in respect of the Investment Manager;

(c)    a determination by the Investment Manager to dissolve the Fund (other than a determination pursuant to clauses (d), (e) and (f) below) which is consented to by the Independent Directors and the holders of a majority of the Units;

(d)    a determination by the Investment Manager, made in good faith, that (x) a condition exists that has resulted or could reasonably be expected to result in a Material Adverse Effect or (y) dissolution is necessary in order for the Fund to comply with any Applicable Law;

(e)    a determination by the Investment Manager to dissolve the Fund at any time after (x) the termination of the Investment Period and (y) the disposition of all Portfolio Investments acquired, or agreed to be acquired, by the Fund;

(f)    the entry of a decree of judicial dissolution pursuant to Section 18-802(5) of the Delaware Act.

SECTION 11.2.    Withdrawal of BDC Election

The Fund will not withdraw its election to be regulated as a BDC under the Investment Company Act without the approval of a Majority of the Outstanding Units; provided, however, that by signing the Subscription Agreement, each Member is providing the approval required by Section 58 of the Investment Company Act to effectuate the withdrawal of the Fund’s election to be regulated as a BDC pursuant to Section 54 of the Investment Company Act (i) concurrently with the liquidation or dissolution of the Fund, as provided in this Article XI, or (ii) in connection with an Exchange Listing, as provided in Section 2.3, provided that the exchange listed successor entity has elected to be regulated as a BDC.

SECTION 11.3.    Winding-Up.

Upon the occurrence of an Event of Dissolution, the Fund shall be dissolved, whereupon the Investment Manager or a liquidator or other representative appointed by the holders of a majority of the Units (the Investment Manager or such liquidator or other representative, the “Liquidation Representative”) shall proceed with the sale or liquidation of all of the assets belonging to the Fund and shall apply and distribute the proceeds of such sale or liquidation in the following order of priority, unless otherwise required by Applicable Law:

(a)    first, to creditors, including any Member that is a creditor, in satisfaction of the Fund’s liabilities (whether by payment or the making of reasonable provision for payment thereof), in accordance with Section 18-804(a)(1) of the Delaware Act; and

(b)    second, after the payment (or the provision for payment) of all debts, liabilities and obligations of the Fund in accordance with clause (a) above, to the Members in accordance with Section 6.2.

SECTION 11.4.    Distributions In Kind on a Winding-Up.

(a)    Upon dissolution, the Liquidation Representative may, in its sole and absolute discretion, determine that a sale or liquidation of part or all of the assets of the Fund would cause undue loss to the Fund or otherwise be impractical or unwise. In such event, the Liquidation Representative shall (i) use its best efforts to liquidate such portion of the Fund assets as will suffice to meet the obligations of the Fund set forth in clauses (a) and (b) of Section 11.3 and (ii) hire independent appraisers of national standing to appraise the value of Fund assets not sold or liquidated (the cost of such appraisal to be considered a Fund Expense) and determine the Fair Value of such assets and distribute said assets in the manner set forth in Section 11.3.

(b)    The Liquidation Representative may cause certificates evidencing any Securities to be distributed to be imprinted with legends as to such restrictions on transfer that it may deem necessary or appropriate, including legends as to applicable U.S. federal, state or foreign securities laws or other legal or contractual restrictions, and may require any Member to which Securities are to be distributed to agree in writing (i) that such Securities will not be transferred except in compliance with such restrictions and (ii) to such other matters as the Liquidation Representative may deem necessary or appropriate.

(c)    If a Member shall, upon the advice of counsel, determine that there is a reasonable likelihood that any distribution in kind of an asset would cause such Member to be in violation of any Applicable Law, such Member and the Investment Manager shall each use its best efforts to make alternative arrangements for the sale or transfer into an escrow account of any such distribution on mutually agreeable terms.

SECTION 11.5.    Time for Liquidation.

A reasonable amount of time shall be allowed for the orderly liquidation of the assets belonging to the Fund and the discharge of liabilities to creditors of the Fund so as to enable the Liquidation Representative to minimize the losses attendant upon such liquidation.

SECTION 11.6.    Dissolution.

Upon dissolution of the Fund, the Fund shall wind up the affairs of the Fund in accordance with the terms of this Agreement and the Delaware Act. The Liquidation Representative shall execute, acknowledge and cause to be filed with the Secretary of State of the State of Delaware a certificate of cancellation of the Fund pursuant to the power of attorney contained in Section 14.11. The provisions of this Agreement shall remain in full force and effect during the period of winding up and (subject to Section 14.23) until the filing of such certificate of cancellation of the Fund with the Secretary of State of the State of Delaware.

ARTICLE XII

DISSOLUTION, ETC. OF MEMBERS

SECTION 12.1.    Pre-Exchange Listing Key Person Events.

(a)    Prior to the earlier of (i) an Exchange Listing or (ii) the end of the Investment Period, if any two of Michael Gross, Bruce Spohler, Anthony Storino or Julie Reyes (the “Principals”), die, become permanently incapacitated or cease to be actively involved in the management of the Fund, the Investment Period shall terminate and the Fund shall be wound down in accordance with this Agreement. For the avoidance of doubt, if only one of the Principals dies, becomes permanently incapacitated or ceases to be actively involved in the management of the Fund, the preceding sentence will not be triggered.

(b)    If any two of the Principals voluntarily cease to be actively involved in the management of the Fund prior to an Exchange Listing, the Investment Manager will suspend the Investment Period. If acceptable replacements for each Principal are not identified and approved by (i) the Independent Directors and (ii) a majority of holders of the Units, subject to any requirements of the Investment Company Act, within 90 days following the suspension of the Investment Period, the Investment Period shall terminate and all new investment activity shall cease.

(c)    For the avoidance of doubt, this Section 12.1 shall no longer apply upon the effectuation of an Exchange Listing.

SECTION 12.2.    Effect of Retirement, Withdrawal, Bankruptcy, Dissolution, Death, Etc. of a Member.

The occurrence of a Disabling Event to a Member shall not dissolve the Fund, and the Fund shall continue, in a reconstituted form, if necessary, without any action on the part of the remaining Members. The trustee, executor, administrator, committee or guardian of the Member or of the Member’s estate, as the case may be, shall have all the rights of the Member for the purpose of settling or managing the estate and such power as such Member possessed to assign all or part of such Member’s Units; provided that any such trustee, executor, administrator, committee or guardian shall become a Substitute Member only upon compliance with the provisions of Section 10.2.

ARTICLE XIII

AMENDMENTS

SECTION 13.1.    Amendments Requiring Consents.

Except as required by law or as otherwise provided herein, this Agreement may be amended upon approval of the Independent Directors and the approval of Members, which approval will be obtained through a Non-Investment Company Act Vote pursuant to Section 3.2; provided that no such amendment shall (a) increase any Member’s Capital Commitment, (b) reduce such Member’s share of the Fund’s distributions, income and gains, increase its share of the Fund’s losses, in each case, relative to other Members, or increase its share of the Management Fees payable by such Member or adversely affect the limited liability of such Member without the written consent of each Member so affected, (c) change the required majority necessary for any consent required under the provisions of this Agreement for the taking of an action unless such amendment is approved by Members holding not less than a majority of the Units with respect to action on the subject of such proposed amendment, or (d) make any amendment or supplement to any provision of this Agreement which relates to ERISA or ERISA Members in their capacity as ERISA Members, as applicable, which negatively impacts such ERISA Members without the consent of the holders of a majority of the Units who have identified themselves to the Investment Manager as ERISA Members.

SECTION 13.2.    Amendments by the Managing Members.

Notwithstanding the provisions of Section 13.1, the Managing Members shall have the authority to amend or modify this Agreement without any vote or other action by the other Members: (a) to reflect the admission of Subsequent Closing Members, Substitute Members and transfers of Units pursuant to this Agreement; (b) to form, qualify or continue the Fund as a limited liability company (or a company in which the Members have limited liability) in all jurisdictions in which the Fund conducts or plans to conduct business; (c) to change the name of the Fund; (d) to correct any typographical or other technical errors contained herein; (e) in connection with the actions contemplated by Section 4.1(e); (f) in connection with the actions contemplated by Section 2.3 herein, only insofar as such actions have (x) been approved by the Board and (y) are otherwise consistent with the provisions of this Agreement; (g) to cure any ambiguity or correct or supplement any provision hereof that may be incomplete or inconsistent with any other provision hereof, so long as such amendment under this clause (g) does not adversely affect the interests of the Members; and (h) to address the application of any Applicable Law to the Fund or one or more Members, including by reorganizing or reconstituting the Fund or restructuring distributions to the Investment Manager (any such amendment, an “Applicable Law Amendment”), so long as such Applicable Law Amendment does not adversely affect the interests of the Members in any material respect; provided that the Investment Manager shall give prompt notice to each Member of any such Applicable Law Amendment.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.1.    Waiver of Partition.

Each of the Members hereby irrevocably waives any and all rights that such Member may have to maintain any action for partition of any of the Fund’s property.

SECTION 14.2.    Entire Agreement.

Except as otherwise agreed by a Member and the Managing Members in writing, this Agreement, together with the documents expressly referred to herein (including, with respect to each Member, the Subscription Agreement and any side letter or other writing entered into with such Member), each as amended or supplemented from time to time, constitutes the entire agreement among the parties hereto with respect to the subject matter herein or therein, and supersedes any prior agreement or understanding among the parties hereto, and each Member expressly disclaims reliance in entering into this Agreement, its Subscription Agreement and any of the other documents expressly referred to herein on any representations, warranties, statements, promises, covenants or undertakings of any nature or kind, written or oral, by the Investment Manager or any other Person acting on the Fund’s behalf, other than those expressly set forth in this Agreement or in such other documents.

SECTION 14.3.    Choice of Law.

THIS AGREEMENT AND THE RIGHTS OF THE PARTIES HEREUNDER (INCLUDING FOR THE AVOIDANCE OF DOUBT THE POWER OF ATTORNEY GRANTED BY EACH MEMBER PURSUANT TO SECTION 14.11), AND ALL DISPUTES, CONTROVERSIES OR CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING BETWEEN ANY MEMBER, ON THE ONE HAND, AND THE FUND AND/OR THE MANAGING MEMBERS AND/OR ANY OTHER RELATED PERSON OR INDEMNITEE, SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF).

SECTION 14.4.    Successors and Assigns.

Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.

SECTION 14.5.    Severability.

Each provision of this Agreement shall be considered severable and if, for any reason, any provision of this Agreement, or the application of any provision to any Person or circumstance, shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement, or the application of such provision in jurisdictions or to Persons or circumstances other than those to which it is held invalid, illegal or unenforceable, shall not be affected thereby.

SECTION 14.6.    Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

SECTION 14.7.    Additional Documents.

Subject to the provisions of this Agreement, each party hereto agrees to execute, with acknowledgment or affidavit, if required, any and all documents and writings which may be necessary or expedient in connection with the creation of the Fund and the achievement of its purposes, specifically including (a) any amendments to this Agreement and such certificates and other documents as the Managing Members deem necessary or appropriate to form, qualify or continue the Fund as a limited liability company (or a company in which the Members have limited liability) in all jurisdictions in which the Fund conducts or plans to conduct business or in connection with obtaining any leverage utilized by the Fund and (b) all such agreements, certificates, tax statements, tax returns and other documents as may be required of the Fund or its Members by Applicable Law; it being understood that such execution and delivery shall be for the purpose of giving effect to the Fund and the arrangements in respect thereof as contemplated in this Agreement, as amended and from time to time in effect, and nothing herein shall require any party hereto to execute and deliver any of the aforesaid where solely as a result thereof such party would be subject to liability or reduction of rights to a greater extent than otherwise contemplated by this Agreement. In addition, if any of the information provided to the Fund by a Member in its Subscription Agreement changes after such Member’s admission to the Fund, such Member shall provide the Managing Members with notice of such change promptly after the occurrence thereof.

SECTION 14.8.    Non-Waiver.

No provision of this Agreement shall be deemed to have been waived unless such waiver is contained in a notice executed by the party charged with giving such waiver; provided that no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given.

SECTION 14.9.    Consents.

(a)    Manner of Consents. Except as otherwise required by Applicable Law, any consent or approval required by this Agreement may be given as follows: (i) by a consent given in writing or by electronic transmission by the consenting Member at or prior to the taking of the action for which the consent is solicited; provided that such consent shall not have been revoked by such Member (x) by notice given to the Managing Members prior to the time any vote is taken to consider the taking of such action at any meeting held for such purpose, (y) by vote at such meeting against the taking of such action or (z) prior to the taking of any action which is not subject to approval at a meeting; or (ii) by the affirmative vote of the consenting Member to the taking of the action for which the consent is solicited at any meeting duly called and held to consider the taking of such action.

(b)    Action by the Members. Whenever under this Agreement approval is required to be granted or other action is required to be taken with the consent or by vote of a specified percentage in interest of the Members or of a designated group of Members, such approval or other action shall be deemed valid, shall bind the Fund and each Member and shall, except as otherwise specifically provided herein and to the extent permitted by Applicable Law, have the same legal effect as the written approval of each Member, if taken upon the vote or consent given in writing or by electronic transmission of those Members whose Capital Commitment Percentages represent at that time the specified percentage of the Capital Commitment Percentages of all the Members or such designated group of Members, as the case may be. Each relevant Member shall be provided with at least 15 Business Days’ notice in writing of the proposed taking of such vote or written consent and prompt notice of the results of such vote or written consent.

(c)    Deemed Consents. In the event that a Member neither acts affirmatively nor negatively in the manner contemplated in Sections 14.9(a) or 14.9(b) with respect to any matter as to which its consent or approval is solicited, and such Member has not otherwise indicated in writing to the Managing Members its decision to withhold such consent or approval prior to the date established for the taking of the relevant action, then such Member shall be deemed to have consented to and approved the taking of such action.

SECTION 14.10.    Notices.

To be effective, unless otherwise specified in this Agreement, all notices and demands, consents and other communications under this Agreement must be in writing and must be given by (a) depositing the same in the United States mail, postage prepaid, certified or registered, return receipt requested, (b) delivering the same in person, (c) sending the same by a nationally recognized overnight delivery service or (d) email or other form of electronic transmission (including an email or other form of electronic transmission that provides access to a password-protected or other secure website containing such materials), telecopy or facsimile transmission. The address (which shall in the case of all Members include an email address) of the Managing Members and of each Member shall be as set forth on the Schedule. Notices to the Fund shall be sent to the attention of the Managing Members (at its address set forth on the Schedule).

Notices, demands, consents and other communications mailed in accordance with the foregoing clause (a) shall be deemed to have been given and made when received by the Person to whom it was addressed. Notices, demands, consents and other communications given in accordance with the foregoing clauses (b) and (c) shall be deemed to have been given when delivered. Notices, demands, consents and other communications given in accordance with the foregoing clause (d) shall be deemed to have been given when sent or, if not sent on a Business Day, on the next succeeding Business Day. Notices, demands, consents and other communications by the Managing Members to the Members are effective when delivered in accordance with the foregoing to each Member.

Any Member, the Fund or the Investment Manager, or the assignee of any of them, may designate a different address to which notices or demands shall thereafter be directed, and such designation shall be made by notice given in the manner hereinabove required.

SECTION 14.11.    Power of Attorney.

(a)    Grant of Power of Attorney. Each Member hereby irrevocably constitutes and appoints the Managing Members and, with respect to Section 14.11(a)(i) and Section 14.11(a)(v)(z) only, the Liquidation Representative, as its true and lawful attorney and agent, in its name, place and stead to make, execute, acknowledge and, if necessary, to file and record:

(i)    any certificates or other instruments or amendments thereof which the Fund may be required to file under the Delaware Act or pursuant to the requirements of any Governmental Authority having jurisdiction over the Fund or which the Managing Members shall deem it advisable to file, including (x) this Agreement, (y) any amended Agreement and (z) a certificate of cancellation as provided in Section 11.6;

(ii)    any certificates or other instruments (including counterparts of this Agreement with such changes as may be required by the law of other jurisdictions) and all amendments thereto which the Managing Members deem appropriate or necessary to qualify, or continue the qualification of, the Fund as a limited liability company (or a company in which the Members have limited liability) and to preserve the limited liability status of the Fund in the jurisdictions in which the Fund may acquire investments;

(iii)    any consents that are deemed to have been provided by the Members under Section 14.9(c);

(iv)    any amendments to this Agreement approved in accordance with the terms of Article XIII and Section 14.9;

(v)    any certificates or other instruments which may be required in order (w) to effectuate an Exchange Listing (and any transactions effectuated in connection therewith), (x) to effectuate any change in the membership of the Fund, (y) to effectuate any tax election authorized by the terms of this Agreement, or (z) to effectuate the dissolution and termination of the Fund pursuant to Article XII; and

(vi)    any certificates, agreements, instruments or other documents as may be necessary or desirable to sell such Member’s Units pursuant to Section 5.2, Section 10.3 or Section 10.5 or to take any other actions pursuant to Section 5.2, Section 10.3 or Section 10.5.

(b)    Irrevocable and Coupled with an Interest; Copies to Be Transmitted. Pursuant to Section 18-106(d) of the Delaware Act, the powers of attorney granted under Section 14.11(a) are irrevocable and are coupled with an interest sufficient in law to support an irrevocable power. A copy of each material document executed by the Managing Members pursuant to the powers of attorney granted in Section 14.11(a) (or a summary thereof) shall, upon request, be transmitted to a Member.

(c)    Survival of Power of Attorney. The powers of attorney granted in Section 14.11(a) shall survive delivery of an Assignment by any Member of the whole or any part of such Member’s Units; provided that if such Assignment is of all of such Member’s Units and the substitution of the assignee as a Substitute Member has been consented to by the Managing Members, the foregoing powers of attorney shall survive the delivery of such Assignment for the purpose of enabling the Managing Members to execute, acknowledge and file any and all certificates and other instruments necessary to effectuate the substitution of the assignee as a Substitute Member. Such powers of attorney shall survive and not be affected by the subsequent death, disability, incapacity, dissolution or termination of a Member and shall extend to such Member’s successors and assigns.

(d)    Limitation of Power of Attorney. Except as expressly set forth in Section 5.2 and Article XIII, the powers of attorney granted in Section 14.11(a) cannot be utilized by the Managing Members for the purpose of increasing or extending any financial obligation or liability of a Member or altering the method of division of profits and losses or distributions in connection with the investment of a Member without the written consent of such Member.

SECTION 14.12.    Confidentiality.

(a)    Agreement. Subject to Applicable Law, each Member agrees, and shall cause each of its Affiliates and agents to agree, to keep confidential and shall not disclose without the prior written consent of the Managing Members (other than to such Member’s employees, auditors or counsel on terms equivalent to this Section 14.12) any information with respect to the Fund or any Portfolio Investment, including this Agreement and the terms hereof, the quarterly and annual reports and financial statements of the Fund and any information contained therein, and any other communications from the Fund, Managing Members and/or the Investment Manager to any Member, and to use all such information solely in connection with its Units; provided that a Member may disclose any such information (i) as has become generally available to the public other than as a result of the breach of this Section 14.12(a) by such Member or any agent or Affiliate of such Member, (ii) as may be required to be included in any report, statement or testimony required or requested to be submitted to any municipal, state or national regulatory body having jurisdiction over such Member, (iii) as may be required in response to any summons, subpoena or similar demand in connection with any litigation, provided that the Member notifies the Managing Members promptly before any confidential information of the Fund, or any Portfolio Investment is disclosed, so that the Investment Manager has an opportunity to seek a protective order or similar protections, (iv) to the extent necessary in order to comply with any law (including any public records law), order, regulation, ruling or governmental request applicable to such Member, (v) to its professional advisors, including for an ERISA Member such Persons as are necessary for the proper administration of the plan and (vi) as may be required in connection with an audit by any taxing authority. In the event of any breach by a Member of this Section 14.12, such Member, in addition to any other rights, powers, and remedies available to the Fund, Managing Members and/or the Investment Manager, shall be liable for, and immediately pay on demand, all fees, costs, expenses and liabilities (including attorneys’ fees) incurred by or on behalf of the Fund, Managing Members and/or the Investment Manager in connection with the enforcement of this Section 14.12 against such Member. Notwithstanding the foregoing or anything else in this Agreement to the contrary, each Member (and each employee, representative or other agent of such Member) may disclose to any and all persons the tax treatment and tax structure of the Fund and its Portfolio Investments and tax strategies. For this purpose, the terms “tax structure”, “tax treatment” and “tax strategies” include only those facts and information that are relevant to the U.S. federal income tax treatment of the transaction and do not include (x) information relating to the identity of the Fund, any Members or any Portfolio Investment or (y) the terms of this Agreement and the other agreements and documents referred to herein or information relating to any Portfolio Investment to the extent such terms or information are not relevant to such tax treatment, structure or strategies.

(b)    Trade Secrets, Etc. Notwithstanding any other provision of this Agreement, the Investment Manager shall have the right to keep confidential from the Members for such period of time as the Investment Manager shall determine is reasonable (i) any information that the Investment Manager reasonably believes to be in the nature of trade secrets and (ii) any other information (x) the disclosure of which the Investment Manager in good faith believes is not in the best interest of the Fund or could damage the Fund or any of its investments, (y) that the Investment Manager and the Fund is required by law or by any agreement with a third Person to keep confidential or (z) regarding a Portfolio Investment where the Investment Manager reasonably believes a conflict of interest between such Member and such Portfolio Investment exists or may exist. Subject to applicable law, it is understood that the Investment Manager may elect to exercise its right to withhold information pursuant to this Section 14.12(b) on a Member by Member basis, including the exercise of such right with respect to any Member that is subject to any “freedom of information”, “sunshine” or other law, rule or regulation that imposes upon such Member an obligation to make certain information available to the public. If, pursuant to the foregoing sentence, the Investment Manager does not provide an individual Member with certain information, then the Investment Manager shall promptly provide such Member with notice of such action.

(c)    Access Fund Considerations.

(i)    Notwithstanding any provision of this Agreement or the Private Placement Memorandum, the Access Fund may disclose in its information statements and/or reports given to its affiliates and Access Fund LPs (and to such Access Fund LPs’ advisers) the name and strategy of the Fund, the general region(s) and industry focus of the Fund, the name and domicile of the Fund and the Investment Manager, the name of the Principal(s), amount of distributions received from the Fund, the size of the Access Fund’s commitment to the Fund, the date on which the Access Fund made its commitment to the Fund and amount of aggregate Fund commitments as of such date, the amount of contributions made to the Fund, the amount of the Fund’s unfunded capital, the Fund’s value, the Fund’s internal rate of return, the Fund’s return on investment, the name and a brief description of the Fund’s portfolio companies (including name, strategy, industry, region, and vintage year), the number of portfolio companies in which the Fund has invested, and the performance of the Fund’s portfolio companies (investment date, realization date, total cost, remaining value, total value and total value over cost. In addition, notwithstanding any provision of this Agreement, the Access Fund may disclose in its information statements given to potential Access Fund LPs or potential Access Fund LPs’ affiliates (and to such Access Fund LPs’ advisers) the fact that the Access Fund has made an investment in the Fund, the size of the Access Fund’s commitment, the Fund’s internal rate of return and the Fund’s value. The Access Fund and/or any of its affiliates may include the Fund’s/Investment Manager’s logo in their marketing materials for the sole purpose of indicating that the Access Fund has made an investment in the Fund/the Investment Manager’s fund.

(ii)    The Fund and the Managing Members agree that, except as required by law, rule or regulation or otherwise required by a governmental agency or regulatory body, (i) the Access Fund shall not be required to divulge to the Managing Members or any other person the identity of any Access Fund LP or prospective Access Fund LP, whether invested directly or indirectly through other entities or otherwise (ii) the Access Fund shall be permitted to redact any document required to be delivered to the Managing Members for this purpose, and (iii) Access Fund LPs shall not be required to complete separate investor questionnaires for the Fund and the Access Fund shall not have any obligation to disclose to the Managing Members the identity of any actual or prospective Access Fund LP (or information that could be used to discover the identity of any actual or prospective Access Fund LP). The Access Fund shall use commercially reasonable efforts to provide the Fund and the Managing Members in such questionnaire or otherwise as the Managing Members may reasonably request such information and documentation that is required for the Fund to comply with all applicable laws, rules and regulations or any available exemptions therefrom, including but not limited to Regulation D promulgated under the Securities Act, any exemption available to the Fund under the Investment Company Act, ERISA, and any tax rules and regulations. Notwithstanding the foregoing, in the event disclosure of Access Fund LPs’ identity is necessary for the Fund’s compliance with any disclosure required by a tax or governmental authority, the Access Fund will be deemed to have satisfied its obligation to disclose identities of its investors if they provide such information directly to the appropriate tax or governmental authority, so long as the provision of the information by the Access Fund (rather than the Fund) satisfies the Fund’s obligation to the applicable tax or governmental authority.

(iii)    Notwithstanding anything to the contrary in the Private Placement Memorandum, this Agreement, the Subscription Agreement or other operating documents of the Fund, the Fund and the Managing Members agree that none of the Fund, the Managing Members, and their respective Affiliates or any partner or employee of such parties will, without the prior written consent of the Access Fund LPs, (i) use in advertising, publicity, or otherwise (other than Form D filings or other regulatory filings for the Fund) the name of the placement agent, or any partner or employee of such parties, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the placement agent, or (ii) represent, directly or indirectly, that any product or any service provided by the Investment Manager has been approved or endorsed by the placement agent.

(d)    Consent to Certain Disclosures. The Managing Members may disclose any information concerning the Fund or the Members necessary to comply with Applicable Law, including any money laundering or anti-terrorist laws or regulations, and each Member shall provide the Managing Members, promptly upon request, all information that the Managing Members reasonably deems necessary to comply with such Applicable Law. In addition, the Managing Members may disclose any information concerning the Fund or the Members relating to or in connection with a prospective or consummated Portfolio Investment and each Member shall provide the Managing Members, promptly upon request, all information that the Managing Members reasonably deems necessary to comply with any such request.

SECTION 14.13.    Anti-Money Laundering and Sanctions Compliance.

(a)    Proscribed Investments. The Fund prohibits the investment of funds in the Fund by any persons or entities that are acting, whether directly or indirectly (i) in contravention of any United States, international or other applicable money laundering laws, regulations or conventions or (ii) on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists, including the list of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control and any relevant lists maintained by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, all as may be amended from time to time (“Proscribed Investments”).

(b)    Authority of the Managing Members. The Managing Members shall be authorized, without the consent of any Person, including any other Member, to take such action as it determines to be necessary or advisable to comply, or to cause the Fund to comply, with any applicable anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures. Notwithstanding anything to the contrary contained in any document, if, at any time following any Member’s acquisition of its Units, it is discovered that such Member’s investment is a Proscribed Investment, such Member shall be deemed to have withdrawn from the Fund effective immediately and such Member shall have no claim arising out of such deemed withdrawal for any form of damages against the Fund, the Managing Members, the Investment Manager, any of their respective Affiliates or any of their respective directors, members, partners, shareholders, officers, employees and agents, other than, if permitted by Applicable Law. Any proceeds of such Member’s Units pursuant to this paragraph or otherwise will be paid to the same account from which the Member’s investment in the Fund was originally remitted, unless the Managing Members, in its sole discretion, agrees otherwise.

(c)    Release of Confidential Information. The Fund or the Managing Members may release confidential information about any Member and, if applicable, any beneficial owner(s) of such Member to proper authorities, if the Managing Members, in their sole discretion, determines that it is in the best interests of the Fund in light of relevant rules and regulations concerning Proscribed Investments.

SECTION 14.14.    Payment in U.S. Dollars.

Unless otherwise requested by the Managing Members, all payments required to be made pursuant to this Agreement (other than distributions of property other than cash by the Fund) shall be payable only in United States dollars and shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than United States dollars, or any other realization in such other currency, whether as proceeds of set-

off, distributions or otherwise, except to the extent that such tender, recovery or realization shall result in the effective receipt by the Person to whom such payment was owed of the full amount of United States dollars due and payable hereunder.

SECTION 14.15.    Goodwill.

No value shall be placed on the name or goodwill of the Fund, which shall belong exclusively to the Investment Manager. The Parties hereto acknowledge and agree that the service mark SLR HC BDC LLC (the “SHCB Mark”) is the valuable property of the Investment Manager and its Affiliates. The Parties hereto acknowledge and agree that the service marks SCP, Solar Capital Partners, LLC, Solar Capital Ltd. and Solar Senior Capital Ltd., and such logotypes as SCP may designate (collectively the “SCP Marks,” and, together with the SHCB Mark, the “Marks”) are the valuable property of SCP and its Affiliates. The Fund shall have a non-assignable, non-exclusive license to use the SHCB Mark as the name of the Fund, and in connection with the marketing and operation of the Fund as long as this Agreement shall continue. The Investment Manager will oversee the quality of the services provided under these Marks by virtue of its role as investment manager to the Fund, and will approve, prior to their use, all memorandum, marketing and other materials upon which the Fund uses these Marks. SCP reserves all other rights to use or license these Marks for any other purpose. SCP reserves all rights to use and license any other mark incorporating Solar Capital Partners, LLC, Solar Capital Ltd. and Solar Senior Capital Ltd., for all purposes.

SECTION 14.16.    Submission to Jurisdiction; Mediation.

(a)    By execution and delivery of this Agreement, each Member irrevocably consents and agrees that any legal action or proceeding, including between any Member, on the one hand, and the Fund and/or the Managing Members and/or the Investment Manager and/or any other Related Person or Indemnitee arising out of or relating to this Agreement (including an action to enforce non-binding mediation pursuant to this Section 14.16) and any action for enforcement of any judgment in respect thereof may, to the extent not prohibited by Applicable Law, be brought in the state or federal courts located in New York, New York, and hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each Member further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of notice thereof in the manner set forth in Section 14.10. Each Member hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Investment Manager or the Fund to serve process in any other manner permitted by law or to commence legal actions or proceedings or otherwise proceed against any Member in any other jurisdiction. Nothing in this Section 14.16 shall be deemed to constitute a submission to jurisdiction, consent or waiver with respect to any matter not specifically referred to herein.

(b)    Notwithstanding anything to the contrary herein, each Member agrees that prior to bringing any action, suit or proceeding against the Fund, the Managing Members and/or the Investment Manager and/or any other Related Person or Indemnitee (an “Other Party”) with respect to any disagreement, dispute, controversy or claim arising out of or relating to this Agreement (including any disagreement, dispute, controversy or claim arising out of or relating to such Member’s Units) (a “Dispute”), unless the Other Party agrees otherwise, such Member shall first request that the Other Party submit to non-binding mediation in connection therewith by promptly sending the Other Party a written notice setting forth the terms of such Dispute (a “Dispute Notice”). Following receipt of the Dispute Notice, such Member and the Other Party shall each propose names of one or more individuals to serve as a mediator, and shall jointly appoint one mediator from among the names so proposed. If such Member and the Other Party cannot agree upon a mediator within five days of the date of the Dispute Notice, such Member and the Other Party shall ask the American Arbitration Association (the “AAA”) to appoint a mediator promptly. Once a mediator has been selected, such Member and the Other Party shall attempt in good faith to resolve any Dispute promptly by confidential non-binding mediation pursuant to the then-current mediation procedures of the AAA. The costs of any such mediation shall be borne equally between such Member or Members, on the one hand, and the Other Party or Other Parties, on the other hand. Notwithstanding the foregoing, any Dispute with respect to the verification and/or payment of any distribution pursuant to the terms of this Agreement shall be resolved by a nationally recognized accounting firm agreeable to the Managing Members and such Member or Members.

SECTION 14.17.    Regulatory/Disciplinary Action. The Fund hereby agrees that, prior to the final closing date of the Fund, it shall promptly notify the Members (unless prohibited by applicable law or an order, ruling, or similar action by the relevant court, regulator, or agency) of (i) the indictment of the Managing Members or the Investment Manager of a felony-level criminal offense or the commencement of litigation (whether criminal or civil) against the Managing Members, the Investment Manager or the Fund by a government entity or (ii) the commencement of an administrative proceeding before the SEC or any other federal regulatory agency or any state agency or the delivery of a Wells Notice by the SEC, in each case, relating to an alleged securities laws violation by the Managing Members, the Investment Manager or the Fund. Following the final closing date of the Fund, the Fund hereby agrees that it shall promptly (but in any event, within five calendar days) notify any Member of the receipt by the Managing Members, the Investment Manager or the Fund of any communication from any regulatory authority concerning such Member’s investment in the Fund and the commencement of any lawsuit or proceeding relating to the Member’s investment in the Fund.

SECTION 14.18.    CFTC. The Fund represents and warrants that unless the Fund has notified Members otherwise, to the extent that the Fund engages in any trading of commodity interests, the Investment Manager is (i) exempt from registration as a commodity pool pursuant to CFTC No-Action Letter No. 12-40 because of the Fund’s election to be regulated as a BDC and (ii) is not a registered commodity pool operator and is not subject to regulation as such because it is eligible for, and has claimed, an exception from commodity pool operator registration available to it pursuant to CFTC Rule 4.5. As a result, the Fund also represents and warrants that it will not engage in commodity interest trading in excess of the de minimis trading thresholds set forth in CFTC Rule 4.5. The Fund also represents and warrants that it will not engage in commodity interest trading in excess of the de minimis trading thresholds set forth in CFTC Rule 4.13(A)(3). In the event that the Fund or the Investment Manager determines at any time to operate the Fund as an “exempt pool” in accordance with CFTC Rule 4.7, or the Access Fund determines at any time to operate as an exempt pool under CFTC Rule 4.7, then the Investment Manager and the Fund shall provide to the Access Fund all such information as may be reasonably requested by the Access Fund to enable the Access Fund and its general partner to provide the Access Fund LPs with all reports, and to make all filings with the National Futures Association (“NFA”), in each case on a timely basis, as may be required under CFTC Rule 4.7 or applicable NFA rules.

SECTION 14.19.    WAIVER OF TRIAL BY JURY.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO IRREVOCABLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, OR PROCEEDING, INCLUDING BETWEEN ANY MEMBER, ON THE ONE HAND, AND THE FUND AND/OR THE MANAGING MEMBERS AND/OR ANY OTHER RELATED PERSON OR INDEMNITEE, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY MEMBER, THE FUND, THE INVESTMENT MANAGER, THE ADMINISTRATIVE COORDINATOR OR THE CUSTODIAN IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT, OR OTHERWISE. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 14.19 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY HERETO TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.

SECTION 14.20.    Notice of Certain Events.

(a)    The Managing Members agree to provide Members with written notice as promptly as practicable after the Managing Members become aware of any of the following events:

(i)    the liquidation, insolvency or reorganization of any of the Investment Manager or its Affiliates or any distribution in kind or segregation of assets by the Fund;

(ii)    to the extent permitted by Applicable Law and not otherwise prohibited by any order of a court or regulator, any investigation, examination, complaint, subpoena, or disciplinary action (other than any ordinary course regulatory audit) (A) against the Investment Manager or its Affiliates and (B) to the extent it could reasonably be expected to have an adverse effect on the Fund, or any of the Investment Manager or its Affiliates, by any court or judicial, regulatory, self-regulatory or legislative body;

(iii)    any breach of this Agreement by any of the Parties hereto that could have a material adverse effect on the Members;

(iv)    the cancellation, suspension, termination or revocation of any registration or approval held by any of the Investment Manager or its Affiliates by any court or any governmental or self-regulatory agency or organization or exchange having jurisdiction over the Investment Manager or any of its Affiliates that may have a material adverse effect on any of the Investment Manager or its Affiliates’ business or the performance of any of their obligations hereunder;

(v)    if both Michael Gross and Bruce Spohler die or become permanently incapacitated, or if either Michael Gross or Bruce Spohler voluntarily cease to be actively involved in the management of the Fund; or

(vi)    the termination of the appointment of the Fund’s administrator, auditor or any prime broker.

(b)    Material Documents to Access Fund. Promptly after the Access Fund’s purchase of Units, the Fund shall provide to the Access Fund at the address listed in the Access Fund’s subscription documents, as well as to the Access Fund’s outside counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, 801 17th Street, NW, Washington, DC, 20006, Attention: Bradford R. Lucas (brad.lucas@friedfrank.com), copies of all closing documents with respect to the Access Fund’s investment in the Fund, including, but not limited to, the Access Fund’s amount of Units of the Fund. The Fund shall promptly deliver all post-closing amendments to the LLC Agreement and any other legal documents to the Access Fund and its outside counsel.

SECTION 14.21.    Cyber Security. Each of the Fund and the Investment Manager represents and warrants that it has administrative, technical and physical safeguards in place that comply with all laws and regulations applicable to the Fund and the Investment Manager and meet or exceed the information security standards and practices that are commonly utilized by similarly sized managers in the asset management industry. In the event that the Fund or the Investment Manager become aware of any actual or suspected network, system and/or data breach with respect to its infrastructure (including, but not limited to, a system intrusion, virus or malicious code attack, loss of data, data theft, unauthorized access to confidential information and/or nonpublic personal information, hacking incident or any acts of data ransom) that results in unauthorized access to and/or use by third parties of the confidential information of Members (the “Breach”), the Fund and Investment Manager agree to report the Breach to the Members immediately and take appropriate steps to contain or mitigate the Breach.

SECTION 14.22.    Survival.

The provisions of Section 9.1, Section 10.5 and Article XIV shall remain in effect after the dissolution, winding-up and liquidation of the Fund and the termination of this Agreement.

SECTION 14.23.    Counsel to the Fund.

Counsel to the Investment Manager may also be counsel to the Fund or any Affiliate of the Fund. The Investment Manager may execute on behalf of the Fund and the Members any consent to the representation of the Investment Manager that counsel may request pursuant to the applicable rules of professional conduct in any jurisdiction (the “Rules”). The Fund has initially selected Eversheds Sutherland (US) LLP and Paul Hastings LLP as legal counsel to the Fund (together with any additional or different legal counsel that the Fund may from time to time engage as legal counsel to the Fund, the “Fund Counsel”). Each Member acknowledges that the Fund

Counsel does not represent any Member with respect to the Fund in the absence of a clear and explicit agreement to such effect between the Member and the Fund Counsel (and then only to the extent specifically set forth in that agreement), and that in the absence of any such agreement the Fund Counsel shall owe no duties to a Member with respect to the Fund. In the event any dispute or controversy arises between the Fund (or an Affiliate of the Fund) and any Member that the Fund Counsel represents, then each Member agrees that the Fund Counsel shall represent the Fund (or such Affiliate of the Fund) in any such dispute or controversy to the extent permitted by the Rules, and each Member hereby consents to such representation.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in multiple counterparts as of the day and in the year first above written, and each of such counterparts, when taken together, shall constitute one and the same instrument.

MANAGING MEMBER
Solar Capital Partners, LLC

By:
	Name:	Michael Gross
	Title:	Managing Member

By:
	Name:	Bruce Spohler
	Title:	Managing Member

MEMBER

By:

By:
Name:
Title:

[Signature Page to Amended and Restated Limited Liability Company Agreement of SLR HC BDC LLC]

FORM OF SCHEDULE A

(Referred to in the

Amended and Restated Limited Liability Company Agreement

of

SLR HC BDC LLC)

Dated as of

List of Members

Name	Capital Commitment:
$
Total Member Commitments:	$

TOTAL CAPITAL COMMITMENTS:	$

SCHEDULE B

(Referred to in the

Amended and Restated Limited Liability Company Agreement

of

SLR HC BDC LLC)

Dated as of December 4, 2020

Board of Directors

NAME	POSITION	DIRECTOR SINCE:
MICHAEL S. GROSS	CO-CHIEF EXECUTIVE OFFICER, PRESIDENT AND CHAIRMAN OF THE BOARD OF DIRECTORS	2020

BRUCE SPOHLER	CO-CHIEF EXECUTIVE OFFICER, CHIEF OPERATING OFFICER AND DIRECTOR	2020

STEVE HOCHBERG	DIRECTOR	2020

LEONARD A. POTTER	DIRECTOR	2020

DAVID S. WACHTER	DIRECTOR	2020

Audit Committee

STEVE HOCHBERG (Chair)

LEONARD A. POTTER

DAVID S. WACHTER

Nominating and Corporate Governance Committee

STEVE HOCHBERG

LEONARD A. POTTER

DAVID S. WACHTER (Chair)

SCHEDULE C

(Referred to in the

Amended and Restated Limited Liability Company Agreement

of

SLR HC BDC LLC)

Dated as of December 4, 2020

OFFICERS

NAME	POSITION
MICHAEL S. GROSS	CO-CHIEF EXECUTIVE OFFICER, PRESIDENT AND CHAIRMAN OF THE BOARD OF DIRECTORS

RICHARD L. PETEKA	CHIEF FINANCIAL OFFICER, TREASURER AND SECRETARY

BRUCE SPOHLER	CO-CHIEF EXECUTIVE OFFICER, CHIEF OPERATING OFFICER AND DIRECTOR

GUY TALARICO	CHIEF COMPLIANCE OFFICER

EXHIBIT A

FORM OF MANAGEMENT AGREEMENT

EXHIBIT B

FORM OF CLAWBACK GUARANTY